                                                                   EXHIBIT 10.15


                     * * * * * * * * * * * * * * * * * * * *

                                    Sublease


                         OAKMEAD WEST BUILDINGS PROJECT


                                BUILDINGS A AND B
                               510 DEGUIGNE DRIVE
                                935 STEWART DRIVE




                     * * * * * * * * * * * * * * * * * * * *
                                     Between



                             APPLIED MATERIALS, INC.
                                  (Sublandlord)



                                       and



                                  PROXIM, INC.
                                   (Subtenant)

                                TABLE OF CONTENTS



SCHEDULE......................................................................1

1.     SUBLEASE AGREEMENT.....................................................3

2.     RENT...................................................................3

3.     CONSTRUCTION OF INTERIOR IMPROVEMENTS
       AND POSSESSION.........................................................8

4.     SERVICES AND UTILITIES.................................................9

5.     ALTERATIONS............................................................9

6.     USE OF PREMISES.......................................................12

7.     GOVERNMENTAL REQUIREMENTS AND BUILDING RULES..........................13

8.     REPAIR AND MAINTENANCE................................................14

9.     WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE..........................15

10.    FIRE AND OTHER CASUALTY...............................................18

11.    EMINENT DOMAIN........................................................18

12.    RIGHTS RESERVED TO LANDLORD AND SUBLANDLORD...........................19

13.    SUBTENANT'S DEFAULT...................................................20

14.    SUBLANDLORD REMEDIES..................................................21

15.    SURRENDER.............................................................23

16.    HOLDOVER..............................................................24

17.    SUBORDINATION TO GROUND LEASES AND MORTGAGES..........................24

                                       (i)

18.    ASSIGNMENT AND SUBLEASE...............................................25

19.    CONVEYANCE BY SUBLANDLORD OR LANDLORD.................................27

20.    ESTOPPEL CERTIFICATE..................................................27

21.    FINANCIAL STATEMENTS..................................................28

22.    LEASE DEPOSIT.........................................................28

23.    FORCE MAJEURE.........................................................29

24.    NOTICES...............................................................29

25.    QUIET POSSESSION......................................................29

26.    REAL ESTATE BROKERS...................................................30

27.    MISCELLANEOUS.........................................................30

28.    UNRELATED BUSINESS INCOME.............................................32

29.    HAZARDOUS SUBSTANCES..................................................32

30.    EXCULPATION...........................................................34

31.    RIGHT OF FIRST REFUSAL................................................34

32.    SUBLANDLORD OBLIGATIONS...............................................36

33.    SUBLANDLORD'S REPRESENTATIONS AND WARRANTIES..........................36

34.    SUBTENANT CURE RIGHT..................................................36

35.    AUTHORIZATION TO DIRECT SUBLEASE PAYMENTS.............................37

36.    APPROVALS; EXPENDITURES...............................................37

37.    CONDITIONS PRECEDENT..................................................37

                                      (ii)

38.    DIRECT LEASE WITH LANDLORD............................................37







                                     (iii)

                                    EXHIBITS


        EXHIBIT A            DESCRIPTION OF PROJECT AND PREMISES/BUILDINGS
        EXHIBIT B            RULES AND REGULATIONS
        EXHIBIT C            WORK LETTER AGREEMENT
        EXHIBIT D            MORTGAGES CURRENTLY AFFECTING THE PROJECT
        EXHIBIT E            SHELL UPGRADES
        EXHIBIT F            LETTER OF CREDIT
        EXHIBIT G            LIST OF HAZARDOUS SUBSTANCES AND QUANTITIES
                             USED BY TENANT
        EXHIBIT H            MASTER LEASE
        EXHIBIT I            CONSENT
        EXHIBIT J            SIGNAGE


                                      (iv)

                                    SUBLEASE

               THIS SUBLEASE (the "Sublease") is made as of March ___, 1999 (dated for reference purposes only and referred to herein as the "Effective Date") between APPLIED MATERIALS, INC., a Delaware corporation (the "Sublandlord") and PROXIM, INC., a Delaware corporation ("Subtenant"). The term "Project" means the seven (7) buildings ("Buildings") and other improvements commonly known as the "Oakmead West Buildings Project" located on the land (the "Land") in Sunnyvale, California, described on EXHIBIT A-1.

               Sublandlord is lessee of the Project pursuant to the Lease dated September 9, 1997 ("Master Lease") between Sublandlord as Tenant and CarrAmerica Realty Corporation as Landlord.

               The following schedule (the "Schedule") is an integral part of this Sublease. Terms defined in this Schedule shall have the same meaning throughout the Sublease.

                                    SCHEDULE

               1.     SUBTENANT: Proxim, Inc.

               2. PREMISES: The "Premises" means and includes 510 DeGuigne Drive ("Building A") and 935 Stewart Drive ("Building B"), Sunnyvale, California, together with a nonexclusive right, in common with other tenants of the Project, to use the Project Common Areas subject to the Master Lease. Building A and Building B may be referred to individually as "a Building".

               3.     RENTABLE SQUARE FOOTAGE OF THE PREMISES:

                              Building A                   75,093 sq. ft.
                              Building B                   63,781 sq. ft.

               4. SUBTENANT'S PROPORTIONATE SHARE: The Percentage listed below for Landlord's Operating Costs and Taxes not allocated to specific Buildings by Landlord or Sublandlord.



                                                         Proportionate Share
                              Building A                       17.63%*
                              Building B                       14.97%*
                              ----------                       -------
                              Premises Total                   32.60%

                      * The percentages stated represent the ratio of the square footage of each Building in the Premises to the aggregate square footage of all Buildings in the Project. If the aggregate square footage of all Buildings subject to the Master Lease changes, this percentage may be adjusted to a percentage equal to the ratio of the square footage of the Premises to the aggregate square footage of the Buildings then subject to the Master Lease for allocations by Sublandlord.

               5. LEASE DEPOSIT: A security deposit in the form of cash or an irrevocable letter of credit in the amount of $284,691.70 plus one month's estimated net expenses of $34,718.50.

               6. PERMITTED USE: Office; storage and shipping of products; assembly, repair and testing of products; research, testing and demonstration laboratory; product research and development; marketing and sales; customer service and support; electronics manufacturing; and ancillary uses permitted under applicable laws.

               7. SUBTENANT'S REAL ESTATE BROKER FOR THIS LEASE: Colliers International

               8. SUBLANDLORD'S REAL ESTATE BROKER FOR THIS LEASE: Wayne Mascia Associates

               9. TENANT IMPROVEMENTS: To be constructed by Subtenant. See Work Letter Agreement attached as EXHIBIT C.

               10.    COMMENCEMENT DATE: Building A: Approximately July 1, 1999;
                                         Building B: Approximately July 15, 1999
                                         See Paragraph 1.A.

               11. TERM: Commencing on the Commencement Date and expiring August 31, 2003 ("Termination Date")

               12.    GUARANTOR: None

               13.    BASE RENT:

                                            Monthly/               Monthly
                      Months                Square Foot           Base Rent
                         1-12                  $  1.85           $256,916.90
                        13-24                  $  1.90           $263,860.60
                        25-36                  $  1.95           $270,804.30
                        37-48                  $  2.00           $277,748.00
                        49-50                  $  2.05           $284,691.70

                14. MASTER LEASE: Lease dated September 9, 1997 between Applied Materials, Inc. as Tenant and CarrAmerica Realty Corporation as Landlord

                15.   LANDLORD OR MASTER
                      LANDLORD: CarrAmerica Realty Corporation

        1. SUBLEASE AGREEMENT. On the terms stated in this Sublease, Sublandlord leases the Premises to Subtenant, and Subtenant leases the Premises from Sublandlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless sooner terminated pursuant to this Sublease.

               A. Commencement Date. The Commencement Date shall be the date established pursuant to this section, and the Sublease shall expire on the Termination Date set forth in the Schedule.

The Commencement Date for Building A (510 DeGuigne Drive) shall be July 1, 1999, and the Commencement Date for Building B (935 Stewart Drive) shall be July 15, 1999, plus, for each Building, a number of days equal to the number of days of Sublandlord Delay as defined in the Work Letter Agreement attached as EXHIBIT C ("Work Letter Agreement").

               B. Delays. Subtenant shall commence payment of Rent as to Building A on July 1, 1999, and as to Building B on July 15, 1999, as each are extended by the number of days of Sublandlord Delay. If Subtenant is unable to complete the Tenant Improvements for a Building due to (1) governmental moratoria which prohibit issuance of necessary permits, (2) embargoes on necessary materials, (3) earthquake, fire or other casualty damage to a Building, (4) war or insurrection which significantly disrupts labor or materials availability, and such delay continues for more than thirty (30) consecutive days, the obligation to pay Rent for a Building shall be suspended until the date of Substantial Completion of the Tenant Improvements (as defined in the Work Letter Agreement). Sublandlord Delays shall mean those defined as Sublandlord Delays in the Work Letter Agreement. If the date of Substantial Completion of the Tenant Improvements has not occurred by January 1, 2000 due to delays described in the preceding sentence, either party may terminate this Sublease by written notice to the other on or before January 30, 2000; provided that if Subtenant has entered into a direct lease of the Premises with Landlord commencing as of the Termination Date of this Sublease, Sublandlord shall not have the right to terminate this Sublease. If this Sublease is terminated pursuant to the immediately preceding sentence, Sublandlord shall return the Security Deposit within ten (10) business days. Except as provided in the Work Letter, Subtenant shall have no obligations hereunder for the payment of Rent (including Base Rent, Operating Costs Share Rent, or Tax Share Rent) as to Building A or Building B until the applicable Commencement Date for each such Building and Subtenant's obligation to pay Rent hereunder, shall be prorated such that Subtenant shall not be responsible for payment of Rent hereunder allocable to Building A or Building B until the applicable Commencement Date for each Building.

               C. Delivery Date. Sublandlord shall deliver the Premises to Subtenant for construction within two (2) days after the date of execution of this Sublease ("Delivery Date").

        2.     RENT.

               A. Types of Rent. Commencing on the Commencement Date for each of Building A and Building B, Subtenant shall pay the following Rent in the form of a check (or via wire transfer) to Sublandlord pursuant to instructions to be given by Sublandlord to Subtenant prior to the Commencement Date.

                      (1) Base Rent in monthly installments in advance, the first monthly installment due on or prior to the first day of the second (2nd) month following the Commencement Date (the Advance Rent Deposit shall be applied against the first month's Base Rent), and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule. Monthly Base Rent for each Building shall be calculated according to the square footage and Base Rent per square foot set forth in the Schedule.

                      (2) Operating Costs Share Rent in an amount equal to Subtenant's Proportionate Share of the Operating Costs for the applicable fiscal year of the Sublease charged to Sublandlord by Landlord pursuant to the Master Lease ("Landlord's Operating Costs"), subject to the provisions of Paragraph 2.C below. Operating Costs Share Rent shall be due monthly in advance in an estimated amount, commencing with the Commencement Date, and thereafter on or before the first day of each month of the Term. Definitions of Operating Costs and Subtenant's Proportionate Share, and the method for billing and payment of Operating Costs Share Rent are set forth in Sections 2B, 2C and 2D.

                      (3) Tax Share Rent in an amount equal to Taxes applicable to the Premises for the applicable fiscal year of this Sublease, paid semi-annually as set forth in Section 2B(1) below. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2B, 2C and 2D.

                      (4) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Subtenant is required to pay under this Sublease, excluding Base Rent, Operating Costs Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

                      (5) Rent as used in this Sublease means Base Rent, Operating Costs Share Rent, Tax Share Rent, and Additional Rent. Subtenant's agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

               B.     Payment of Operating Costs Share Rent and Tax Share Rent.

                      (1) Payment of Estimated Landlord Operating Costs Share Rent and Tax Share Rent. Pursuant to the Master Lease, Landlord shall estimate the Landlord Operating Costs and Taxes (defined in Section 2A(2) by reference to the term "Operating Costs" defined in the Master Lease, and which definition shall be used hereinafter) of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as an increase in utility or maintenance costs for the Project Common Areas; provided in no event shall the estimate be revised more than once in any calendar year. Sublandlord shall deliver such estimates to Subtenant promptly upon receipt from Landlord. Within ten (10) days after receiving the original or revised estimate from Sublandlord, Subtenant shall pay Sublandlord one-twelfth (1/12th) of Subtenant's Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Subtenant for the months elapsed. On the first day of each month thereafter, Subtenant shall pay Sublandlord one-twelfth (1/12th) of Subtenant's Proportionate Share of this estimate, until a new estimate becomes applicable. Notwithstanding the foregoing, Landlord's estimate shall exclude the portion of the Taxes payable semi-annually to the County of Santa Clara pursuant to property tax bills for the Project (the "Property Tax Bills"). With respect to Taxes payable in connection with Property Tax Bills, Sublandlord shall deliver copies of such bills to Subtenant at least thirty (30) days prior to the Delinquency Date set forth therein, and Subtenant shall pay to Sublandlord, at least fifteen (15) days prior to the Delinquency Date, Property Taxes allocated to the Premises, or if the Property Tax Bills or County Assessor's records do not allocate the Property Taxes applicable to the Project among Buildings, Subtenant's Proportionate Share of the amount payable thereunder. Any interest or penalties payable by Sublandlord as a result of Subtenant's failure to timely pay such Taxes to Sublandlord shall be deemed Additional Rent payable by Subtenant hereunder.

                      (2) Correction of Operating Costs Share Rent. Sublandlord shall deliver to Subtenant a report for the previous fiscal year (the "Operating Costs Report") promptly after receipt from Landlord of Landlord's Operating Costs Report, which pursuant to the Master Lease shall be April 1 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Landlord Operating Costs incurred and charged to Sublandlord, (b) the amount of Operating Costs Share Rent due from Subtenant, and (c) the amount of Operating Costs Share Rent paid by Subtenant. Within thirty (30) days after such delivery, Subtenant shall pay to Sublandlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Sublandlord shall apply the excess to Subtenant's payments of Operating Costs Share Rent next coming due.

                      (3) Correction of Tax Share Rent. Sublandlord shall deliver to Subtenant a report for the previous fiscal year (the "Tax Report") by April 1 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Subtenant, and (c) the amount of Tax Share Rent paid by Subtenant. Within thirty (30) days after such delivery, Subtenant shall pay to Sublandlord the amount due from Subtenant minus the amount paid by Subtenant. If the amount paid exceeds the amount due, Sublandlord shall apply any excess as a credit against Subtenant's payments of Tax Share Rent next coming due.

               C.   Definitions.

                      (1) Included Operating Costs. "Landlord Operating Costs" means all Operating Costs as defined in the Master Lease. Landlord Operating Costs charged to Subtenant by Sublandlord shall not exceed Five Thousand Dollars ($5,000.00) per year in connection with repair and maintenance of the roof membrane of each Building, which amount shall be increased by four percent (4%) per year, and shall not include Landlord Operating Costs for structural maintenance and repair and elevator maintenance for buildings in the Project other than the Premises.

                      (3) Taxes. "Taxes" means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord or Sublandlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or Premises or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord or Sublandlord under this Sublease (the "Rent Tax"). Taxes shall also include all fees and other costs and expenses paid by Landlord or Sublandlord in seeking a refund or reduction of any Taxes, whether or not the Landlord or Sublandlord is ultimately successful; provided that the amount paid by Landlord or Sublandlord in any calendar year shall not exceed the greater of (i) $5,000, or (ii) thirty five percent (35%) of the annual savings achieved during that taxable year as a result of such refund or reassessment. Subtenant may, at its cost and expense, seek a refund of Taxes applicable to the Premises, and Sublandlord shall reasonably cooperate with Subtenant in such effort. Taxes shall also include any assessments or fees paid to any business park owners association, or similar entity, which are imposed against the Project pursuant to any Covenants, Conditions and Restrictions ("CC&R's") recorded against the Land and any installments of principal and interest required to pay annual debt service for any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments imposed in connection with any change in ownership or new construction.

               For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, at Landlord's or Sublandlord's election, as the case may be, shall be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority shall apply during the year in which the adjustment is made. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

                      (4) Lease Year. "Lease Year" means each consecutive twelve-month period beginning on the Commencement Date, prorated for partial years.

                      (5) Fiscal Year. "Fiscal Year" means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

                      (6) "Project Common Areas" means the areas and facilities within the Project, exclusive of the Buildings and their interiors, provided and designated by Landlord for the general use of the tenants of the Project, including plazas, benches, landscape areas, parking areas, sidewalks, service areas, and trash disposal facilities, subject to the reasonable rules and regulations promulgated from time to time by Landlord.

               D.     Computation of Base Rent and Rent Adjustments.

                      (1) Prorations. If the Commencement Date as to Building A or Building B occurs on a day other than the first day of a month, the Base Rent, Operating Costs Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If the Commencement Date as to Building A or Building B occurs on a day other than the first day, or ends on a day other than the last day, of the fiscal year, Operating Costs Share Rent and Tax Share Rent shall be prorated for the applicable fiscal year.

                      (2) Default Interest. Any sum due from Subtenant to Sublandlord not paid when due shall bear interest from the date due until paid at a rate (the "Interest Rate") equal to the lesser of twelve percent (12%) per annum and the maximum rate permitted by law.

                      (3) Rent Adjustments. The square footage of the Premises set forth in the Schedule is conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Project or the Premises. If any Operating Costs paid in one fiscal year relates to more than one fiscal year, Landlord or Sublandlord, as the case may be, may proportionately allocate such Operating Costs among the related fiscal years.

                      (4) Books and Records. Pursuant to the Master Lease, Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Sublandlord shall maintain books and records reflecting the Operating Costs and Taxes (including both Landlord Operating Costs and Taxes and Sublandlord Operating Costs and Taxes) charged to and paid by Sublandlord. Subtenant and its certified public accountant shall have the right to inspect Sublandlord's books and records regarding such matters at Sublandlord's offices in Santa Clara, California during the ninety (90) days following the delivery of the Operating Costs Report. Sublandlord may, at its sole discretion and upon reasonable request by Subtenant shall, exercise any right Sublandlord may have to inspect Landlord's books and records under the Master Lease. Subtenant shall use good faith, reasonable efforts and due diligence to keep confidential the results of any such inspection of which Subtenant is informed. Unless Subtenant sends to Sublandlord any written exception to either such report within thirty
(30) days prior to expiration of said ninety (90) day period, such report shall be deemed final and accepted by Subtenant. Subtenant shall pay the amount shown on both reports in the manner prescribed in this Sublease, whether or not Subtenant takes any such written exception, without any prejudice to such exception. If Subtenant makes a timely exception, Sublandlord, on behalf of Subtenant, shall exercise its right, with Landlord, to choose an independent certified public accountant or another firm with at least five (5) years of experience in auditing the books and records of commercial office projects to issue a final and conclusive resolution of Subtenant's exception. Subtenant shall pay the cost of such certification unless Landlord is required to pay such cost pursuant to the Master Lease.

                      (5) Miscellaneous. So long as Subtenant is in default of any obligation under this Sublease, Subtenant shall not be entitled to any refund of any amount from Sublandlord. If this Sublease is terminated for any reason prior to the annual determination of Operating Costs Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Sublandlord's notice to Subtenant of the amount when it is determined. Sublandlord may commingle any payments made with respect to Operating Costs Share Rent or Tax Share Rent, without payment of interest.

        3.     CONSTRUCTION OF INTERIOR IMPROVEMENTS AND POSSESSION.

               A. Building Shell. As of the date hereof, Subtenant has received and approved final drawings, plans and specifications (the "Shell Final Plans") for Building A and Building B and the improvements described in 3.A.(1) below (the "Shell Upgrade Plans").

                      (1) The "Building Shell" shall mean the Building structure, exterior walls, glass, floor slab, utilities (phone, gas, electric, plumbing, fire, and water) to the Building, and roof, and shall include the parking lot, landscaping, and the base for the street monument sign. Landlord is responsible for bringing phone, electrical, gas and plumbing service to the Building (i.e., stubbed but not distributed) and for installing the main fire sprinkler trunks (i.e., installed but not distributed or "dropped"). The Building Shell does not include any elevators, stairs, HVAC, roof screens or thermal insulation. Notwithstanding the foregoing, Landlord has installed all elevators, and Sublandlord has installed the improvements listed on EXHIBIT E (the "Shell Upgrades").

                      (2)     Sublandlord represents that:

                              (i)       The Building Shell (including the
related landscaping and hard scape), elevator, and the Shell Upgrades for each Building have been constructed in accordance with the Shell Final Plans and Shell Upgrade Plans delivered to and approved by Subtenant.

                              (ii)      The Building Shell and elevator and
Shell Upgrades for each Building have been designed and constructed in accordance with applicable Building codes and laws, including the Americans With Disabilities Act ("ADA") as interpreted by the applicable governmental authority which issues the building permit.

                              (iii)     The Building Shell and elevator and
Shell Upgrades for each Building have been constructed in a good and workmanlike manner, and of materials in accordance with specifications delivered to and approved by Subtenant.

                              (iv)      To the best of Sublandlord's actual
knowledge, each Building and its in-place operating systems are in good working order and condition.

                      Notwithstanding anything to the contrary herein, Sublandlord's warranties in subsections (i)-(iii) herein with respect to the Building Shell and elevator for each Building are not warranties independent from Landlord's warranties under the Master Lease, and Sublandlord's sole obligation under this section, and Subtenant's sole remedy for breach of such warranties, shall be that Sublandlord shall diligently pursue its remedies, as reasonably requested by Subtenant, against Landlord for breach of its warranties under the Master Lease and shall provide to Subtenant any benefit of recovery from Landlord.

               B. Construction of Interior Improvements. Except for Sublandlord's obligation to provide the Improvements Allowance in accordance with the Work Letter Agreement, Sublandlord is leasing the Premises to Subtenant "as is," without any obligation to alter, remodel, improve, or decorate any part of the Premises or Project. Subtenant shall cause the Tenant Improvements to be completed in accordance with the terms, conditions and limitations set forth in the Work Letter Agreement.

               C. Subtenant's Possession/Condition of Premises and Project. Sublandlord shall deliver the Premises on the Delivery Date free of debris or construction materials. Subtenant's taking possession of the Premises shall be conclusive evidence that the Premises were in good order, repair and condition [subject only to those "punch list" items noted in writing to Sublandlord within the thirty (30) day period immediately following the date on which Subtenant takes possession of such portion of the Premises].

        4. SERVICES AND UTILITIES. As of the applicable Commencement Date, Subtenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Subtenant on or about the Premises during the Term, including without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fees (excluding any connection fees or hook-up fees which relate to making the existing electrical, gas, and water service available to the Premises as of the Commencement Date), and (ii) penalties for discontinued interrupted service. If any utility service is not separately metered to the Premises, then Subtenant shall pay Subtenant's proportionate share of the cost of such utility service with all others served by the service not separately metered.

However, if Sublandlord or Landlord reasonably determine that Subtenant is using a disproportionate amount of any utility service not separately metered, then Landlord or Sublandlord at its election may (i) periodically charge Subtenant, as Additional Rent, a sum equal to Landlord's or Sublandlord's reasonable estimate of the cost of Subtenant's excess use of such utility service, or (ii) install, at Subtenant's expense, a separate meter to measure the utility service supplied to the Premises. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Sublease, and any renovation, redecoration or rehabilitation of any area of the Project shall not render Sublandlord or Landlord liable for damages to either person or property or for interruption or loss to Subtenant's business, nor be construed as an eviction of Subtenant, nor work an abatement of any portion of Rent, nor relieve Subtenant from fulfillment of any covenant or agreement hereof; provided, however, in the event that an interruption of the Project or Premises services causes the Premises to be untenantable for a period of at least ten
(10) consecutive business days, monthly Rent shall be abated proportionately.

        5.     ALTERATIONS.

               A. LANDLORD'S AND SUBLANDLORD'S CONSENT AND CONDITIONS. Subtenant shall not make any improvements or alterations to the Premises (the "Work") without in each instance submitting plans and specifications for the Work to Landlord and Sublandlord and obtaining Landlord's and Sublandlord's prior written consent, which shall not be unreasonably withheld, unless (a) the cost thereof is less than $50,000 per occurrence, (b) such Work does not impact the base structural components or systems of a Building, (c) such Work will not impact any other tenant's premises, and (d) such Work is not visible from outside a Building. Sublandlord hereby consents to construction of the Initial Tenant Improvements (defined in Section 5.E). Provided that Sublandlord receives all necessary information and plans from Subtenant, Sublandlord agrees to respond to Subtenant's request for Sublandlord's prior written consent to such alterations within seven (7) business days in the case of Work costing between $50,000 and $100,000, and within ten (10) business days for Work costing over $100,000. For purposes of the $50,000 and $100,000 thresholds, Subtenant may exclude costs associated with performing alterations which are solely cosmetic in nature, such as recarpeting and repainting the Premises. However, even if Sublandlord's or Landlord's prior written consent is not required, Subtenant shall provide Sublandlord and Landlord with prior written notice at least seven
(7) days in advance of commencing the Work so that Sublandlord and Landlord may post and record a notice of nonresponsibility or other notices deemed appropriate before the commencement of such Work. Subtenant shall pay Landlord's and Sublandlord's actual out-of-pocket costs incurred for reviewing of all of the plans and all other items submitted by Subtenant. Landlord and/or Sublandlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or systems of a Building, and (b) impacts any other tenant's premises. As part of the Work, Sublandlord agrees that, subject to Landlord's consent, Subtenant shall have the right to install exterior equipment pads for each Building, in a location and of a size subject to Sublandlord's reasonable approval after review of plans for such Work.

               Subtenant shall pay for the cost of all Work, including the cost of any and all approvals, permits, fees and other charges which may be required as a condition of performing such Work. Upon completion all Work shall become the property of Landlord, except for Subtenant's trade fixtures and for items which Landlord requires Subtenant to remove at Subtenant's cost at the termination of the Sublease pursuant to Section 5E and except for Subtenant's anechoic chamber which shall remain Subtenant's property and be treated herein as a trade fixture.

               The following requirements shall apply to all Work:

                    (1) Prior to commencement, Subtenant shall furnish to Sublandlord and Landlord building permits, certificates of insurance satisfactory to Landlord and Sublandlord, and, at Landlord's and Sublandlord's reasonable request, security for payment of all costs.

                    (2) Subtenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

                    (3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations ("Governmental Requirements").

                    (4) Subtenant shall perform all Work so as to minimize or prevent disruption to other tenants of the Building or of the Project, and Subtenant shall comply with all reasonable requests of Landlord or Sublandlord in response to complaints from other tenants.

                    (5) Subtenant shall perform all Work in compliance with any "Policies, Rules and Procedures for Construction Projects" which may be in effect at the time the Work is performed.

                    (6) Subtenant shall permit Landlord and Sublandlord to observe all Work.

                    (7) Upon completion, Subtenant shall furnish Landlord and Sublandlord with contractor's affidavits and full and final statutory waivers of liens covering all labor and materials, as-built plans and specifications, and all other close-out documentation related to the Work, including any other information required under any "Policies, Rules and Procedures for Construction Projects" which may be in effect at such time.

               B. Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises (e.g., HVAC, life safety or automatic fire extinguisher/sprinkler system) shall be damaged during the performance of the Work, Subtenant shall promptly notify Sublandlord, and Sublandlord, or Landlord at its election, shall repair such damage at Subtenant's expense. Landlord and Sublandlord may also at any reasonable time make any repairs or alterations which Landlord or Sublandlord deems necessary for the safety or protection of the Project or a Building, or which

Landlord or Sublandlord is required to make by any court or pursuant to any Governmental Requirement. The cost of any repairs made by Landlord or Sublandlord on account of Subtenant's default, or on account of the mis-use or neglect by Subtenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Subtenant on demand.

               C. No Liens. Subtenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord's or Sublandlord's interests in the Project or a Building; any such lien or encumbrance shall attach to Subtenant's interest only. If any mechanic's lien shall be filed or claim of lien made for work or materials furnished to Subtenant, then Subtenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Subtenant contests the lien or claim, then Subtenant shall (i) within such ten (10) day period, provide Landlord or Sublandlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Subtenant does not comply with these requirements, Landlord or Sublandlord may discharge the lien or claim, and the amount paid, as well as attorney's fees and other expenses incurred by Landlord or Sublandlord, as the case may be, shall become Additional Rent payable by Subtenant on demand.

               D.   Ownership of Improvements. All Work as defined in this
Section 5, hardware, equipment, machinery and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord, Sublandlord or Subtenant, (i) shall become Landlord's property upon installation without compensation to Subtenant, unless Landlord consents otherwise in writing, and (ii) shall at Landlord's option (which shall be stated at the time Landlord and Sublandlord consent to such Work) either (a) be surrendered to Landlord with the Premises at the termination of the Sublease or of Subtenant's right to possession, or (b) be removed in accordance with Subsection 5E below (unless Landlord at the time it gives its consent to the performance of such construction expressly waives in writing the right to require such removal). Notwithstanding the foregoing, all Tenant Improvements installed by Sublandlord and financed in whole or in part by Landlord or Sublandlord from the Tenant Improvement Allowance described in the Work Letter Agreement shall be the property of Landlord, Sublandlord, and Subtenant during the term of this Sublease in the proportions that each has financed the cost thereof, and shall become the property of Landlord upon expiration of this Sublease. In the event that this Sublease is terminated prior to the scheduled expiration date due to a default by Subtenant, Sublandlord shall have the right to remove all Work at Subtenant's expense (unless Sublandlord and Landlord have previously waived such right).

               E. Removal Upon Termination. Upon the termination of this Sublease or Subtenant's right of possession, Subtenant shall remove from the Premises its trade fixtures, furniture, moveable equipment and other personal property, any improvements which Landlord elects shall be removed by Subtenant pursuant to Section 5D, and any improvements to any portion of the Project other than the Premises. If Subtenant does not timely remove such property, then Subtenant shall be conclusively presumed to have, at Sublandlord's election (i) conveyed such property to Sublandlord without compensation or (ii) abandoned such property, and Sublandlord may dispose of or store any part thereof in any manner at Subtenant's sole cost, without waiving Sublandlord's right to claim from Subtenant all expenses arising out of Subtenant's failure to remove the property, and without liability to Subtenant or any other person. Neither Landlord nor Sublandlord shall have any duty to be a bailee of any such personal property. If Sublandlord elects abandonment, Subtenant shall pay to Sublandlord, upon demand, any expenses incurred for disposition. Notwithstanding the foregoing, Subtenant shall have no obligation to remove the Tenant Improvements to be constructed in accordance with the Work Letter Agreement ("Initial Tenant Improvements").

        6.     USE OF PREMISES.

               A. LIMITATION ON USE. Subtenant shall use the Premises only for the Permitted Use stated in the Schedule. Subtenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord's or Sublandlord's insurance on the Project, unless Subtenant pays any additional premiums as a result of such use. Subtenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises, other than those materials reasonably required for Subtenant's Permitted Use under this Lease; provided that such materials are handled in strict accordance with all applicable governmental requirements. Subtenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord or Sublandlord. Subtenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises. At the end of each business day, or more frequently if necessary, Subtenant shall deposit all garbage and other trash (excluding any inflammable, explosive and/or hazardous materials) in trash bins or containers approved by Sublandlord in locations designated by Sublandlord from time to time. If any governmental authority shall deem the Premises to be a "place of public accommodation" under the Americans with Disabilities Act or any other comparable law as a result of Subtenant's peculiar use, Subtenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building under such laws.

               B. SIGNS. Subtenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord and Sublandlord. Sublandlord hereby agrees that Subtenant shall have the right to place its standard name and logo sign on a Sublandlord or Landlord-installed street monument in front of each Building and place its name and divisional occupant in an appropriate location on the Building. Any approved signs shall strictly conform to all Governmental Requirements, any CC&R's recorded against the Project, and any sign criteria which may be established by Landlord or Sublandlord and in effect at the time, and shall be installed (and removed upon the Termination Date) at Subtenant's expense. Subtenant, at its sole cost and expense, shall maintain such signs in good condition and repair, including the repair of any damage caused to a Building and/or Project upon the removal of such signs). Sublandlord hereby approves Subtenant's installation of signage as described in EXHIBIT J hereto.

               C. PARKING. Subtenant shall have the right to 555 parking spaces on an unreserved basis in parking facilities subject to the Master Lease, upon terms and conditions as may from time to time be established by Landlord or Sublandlord. Subtenant may stripe or otherwise designate up to ten (10) visitor parking spaces adjacent to the front of each Building for visitor parking. Subtenant agrees not to overburden the parking facilities (i.e., use more than its prorata share of the unallocated parking stalls available) and agrees to cooperate with Landlord and Sublandlord and other tenants in the Project in the use of the parking facilities. Under the Master Lease, Landlord has reserved the right in its discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Subtenant and the other tenants in the Project. Neither Landlord nor Sublandlord shall be liable to Subtenant, nor shall this Sublease be affected, if any parking is impaired by moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body. Sublandlord agrees that it shall not grant to subtenants of the Project rights to more parking spaces than exist in the Project.

               D. PROHIBITION AGAINST USE OF ROOF AND STRUCTURE OF BUILDING. Subtenant shall be prohibited from using all or any portion of the roof of a Building or any portion of the structure of a Building during the Term of this Sublease for any purposes (including without limitation for the installation, maintenance and repair of a satellite dish and/or other telecommunications equipment), without the prior written consent of Landlord and Sublandlord, which consent Landlord and Sublandlord may withhold in their reasonable discretion. Notwithstanding the foregoing, Subtenant shall have the right, subject to all requirements regarding Work set forth in Section 5, to penetrate the roof to install antennae or satellite dishes for communication purposes, subject to Landlord's consent and compliance with all requirements of the Master Lease. Subtenant shall be solely responsible for repairing any damage to the roof and or Building caused by Subtenant's installation, operation or removal of any equipment. Upon the termination of this Sublease for any reason, Subtenant, at its sole cost and expense, shall remove any equipment from each Building and repair any damage cause to the roof or Building during such removal.

        7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Subtenant shall comply with all Governmental Requirements applying to its use of the Premises. Subtenant shall also comply with all reasonable rules for the Project which may be established and amended from time to time by Landlord or Sublandlord. The present rules and regulations promulgated by Landlord are contained in EXHIBIT B. Failure by another tenant to comply with the rules or failure by Landlord or Sublandlord to enforce them shall not relieve Subtenant of its obligation to comply with the rules or make Landlord or Sublandlord responsible to Subtenant in any way. Sublandlord shall apply (as to Sublandlord's rules and regulations), and shall use reasonable efforts to cause Landlord to apply, Landlord's rules and regulations uniformly with respect to Subtenant and tenants in the Project. In the event of alterations and repairs performed by Subtenant, Subtenant shall comply with the provisions of Section 5 of this Sublease and any applicable "Policies, Rules and Regulations for Construction Projects" which may be established by Landlord and in effect at the time.

        8.     REPAIR AND MAINTENANCE.

               A. LANDLORD'S OBLIGATIONS. Pursuant to the terms of the Master Lease, Landlord is obligated to keep in good order, condition and repair (i) the structural parts of a Building, which structural parts include only the foundation and subflooring of the Building and the structural condition of the roof (including the roof membrane), and the exterior walls of the Building (but excluding the interior surfaces of exterior walls and exterior and interior of all windows, doors, ceiling and plateglass which shall be maintained and repaired by Subtenant), (ii) the Building elevator, and (iii) the Project Common Areas, including all utilities and related utility lines and pipes outside of a Building ("Landlord's Maintenance Obligations"), and the costs incurred by Landlord to perform the foregoing obligations with respect to a Building to the extent they are deemed "Operating Costs" (as defined in Section 2C) shall be passed through to Subtenant as provided in Section 2, except that any damage to any of the foregoing caused by the negligence or willful acts or omissions of Subtenant or of Subtenant's agents, employees or invitees, or by reason of the failure of Subtenant to perform or comply with any terms of this Sublease, or caused by Subtenant or Subtenant's agents, employees or contractors during the performance of any work may be repaired by Sublandlord, solely at Subtenant's expense, or at Sublandlord's election, such repairs shall be made by Subtenant, at Subtenant's expense, with contractors approved by Landlord and Sublandlord. As between Sublandlord and Subtenant, Sublandlord shall be responsible for performance of Landlord's Maintenance Obligations if Landlord fails to do so and shall be entitled to charge Subtenant the cost of such work to the same extent as Landlord pursuant to the Master Lease and otherwise on the terms and conditions of this Sublease. At Sublandlord's election, except in case of roof repairs, which shall be commenced within five (5) days after notice to Sublandlord, or emergency repairs, Sublandlord may first demand in writing that Landlord perform any work required to be done by Landlord with respect to Landlord's Maintenance Obligations, and use reasonable efforts to obtain Landlord's performance. Subtenant agrees to exercise reasonable efforts to give Landlord and Sublandlord prompt notification of the need for any repairs or maintenance; provided that such notification shall not affect Landlord's obligation to perform periodic inspections of the Project during the Lease Term. Subtenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Subtenant's right to make repairs and deduct the expenses of such repairs from the Rent due under this Sublease.

               B. SUBTENANT'S OBLIGATIONS. Subtenant shall at all times and at its own expense clean, keep and maintain in good order, condition and repair every part of the Premises (including Subtenant's trade fixtures and personal property) which is not within Landlord's Maintenance Obligation pursuant to
Section 8A. Subtenant's repair and maintenance obligations shall include, without limitation, all plumbing and sewage facilities within the Premises, fixtures, interior walls and ceiling, walls, floors, windows (including repairing, resealing, cleaning and replacing, as necessary of exterior windows), doors, entrances, plateglass showcases skylights, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises. Subtenant shall also be responsible for all pest control within each Building and for trash removal from each Building. Subtenant shall obtain HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations, subject to the reasonable prior written approval of Landlord and Sublandlord, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking at sheet metal, and recaulking of jacks and vents on an annual basis. Sublandlord shall use reasonable efforts to cause Subtenant to have the benefit of all warranties available to Landlord regarding the equipment in such HVAC systems. Alternatively, Landlord may elect to perform all repairs and maintenance itself, at Subtenant's expense, to a Building's mechanical, electrical, or other systems (e.g., HVAC, life safety and automatic fire extinguisher/sprinkler systems). Landlord or Sublandlord may also perform any maintenance or repairs, at Subtenant's expense, to the extent Subtenant fails to perform such maintenance or repairs as required herein.

        9.     WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

               A. WAIVER OF CLAIMS. To the extent permitted by law, Subtenant waives any claims it may have against Sublandlord or their officers, directors, employees or agents for business interruption or damage to property sustained by Subtenant as the result of any act or omission of Sublandlord, its agents, employees or invitees. To the extent permitted by law, Sublandlord waives any claims it may have against Subtenant or its officers, directors, employees or agents for loss of rents or damage to the Premises sustained by Sublandlord as the result of any act or omission of Subtenant, its agents, employees or invitees. Notwithstanding anything to the contrary in this Sublease, except for any obligations arising under Section 9B below, Sublandlord and Subtenant hereby release each other, and their respective agents, employees, successors, and assigns, from any claims against the other for injury or death to persons or damage to property occurring in, on or about the Premises or the Project, and to the fixtures, personal property, improvements, and alterations of either Sublandlord or Subtenant in or on the Premises or the Project that are caused by or result from any risks coverable by property insurance policies required by this Sublease or that are actually covered by property insurance carried by either party, regardless of the negligence of the party causing the harm. Each party shall notify the carrier of its insurance of the existence of this waiver and shall cause each insurance policy obtained by it to provide that the carrier waives all right of recovery by way of subrogation against the other party in connection with any damage covered by any policy.

               B. INDEMNIFICATION. Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord and their officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project or Building and arising from the use of the Premises or from any other act or omission or negligence of Subtenant, its employees, agents or invitees, or Subtenant's breach of its obligations under this Sublease, provided that Subtenant's obligations under this paragraph shall not apply to a claim to the extent it is due to the negligence or intentional misconduct of Landlord or Landlord's breach of its obligations under the Master Lease. Subtenant's obligations under this section shall survive the termination of this Sublease.

               Sublandlord shall indemnify, defend and hold harmless Subtenant and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Premises caused by the negligence or intentional misconduct of Sublandlord or any of Sublandlord's employees or agents, or Sublandlord's breach of its obligations under this Sublease. Sublandlord's obligations under this section shall survive the termination of this Sublease.

               C. SUBTENANT'S INSURANCE. Subtenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord or Sublandlord shall reasonably require from time to time:

                    (1) Commercial general liability insurance, with (a) contractual liability including the indemnification provisions contained in this Sublease, (b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage.

                    (2) Property Insurance against "All Risks" of physical loss covering the replacement cost of all improvements, fixtures and personal property. Subtenant waives all rights of subrogation, and Subtenant's property insurance shall include a waiver of subrogation in favor of Landlord and Sublandlord.

                    (3) Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

                         Each Accident                       $1,000,000
                         Disease--Policy Limit               $1,000,000
                         Disease--Each Employee              $1,000,000

               Such insurance shall contain a waiver of subrogation provision in favor of Landlord and Sublandlord and their agents.

               Subtenant's insurance shall be primary and not contributory to that carried by Sublandlord, or Landlord, its agents, or mortgagee, if any. Sublandlord, its building manager or agent, Landlord, Landlord's building manager or agent, mortgagee and ground lessor shall be named as additional insureds as respects to insurance required of the Subtenant in Sections 9C(1) and 9C(2) (for Tenant Improvements). The company or companies writing any insurance which Subtenant is required to maintain under this Sublease, as well as the form of such insurance, shall at all times be subject to Landlord's written approval. Such insurance companies shall have a A.M. Best rating of A VI or better.

               (4) Subtenant shall cause any general contractor of Subtenant performing Work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

                    (a) Commercial General Liability Insurance, including contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor's protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage. Such policy or policies shall also cover any Work which is performed by subcontractors hired by the general contractor.

                    (b) Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

               Each Accident                       $1,000,000
               Disease--Policy Limit               $1,000,000
               Disease--Each Employee              $1,000,000

               Such insurance shall contain a waiver of subrogation provision in favor of Sublandlord, Landlord and their agents.

               Subtenant's contractor's insurance shall be primary and not contributory to that carried by Subtenant, Sublandlord, or Landlord, its agents or mortgagees. Subtenant, Sublandlord and Landlord, and if any, Landlord's building manager or agent, mortgagee or ground lessor shall be named as additional insured on Subtenant's contractor's insurance policies.

        D. INSURANCE CERTIFICATES. Subtenant shall deliver to Landlord and Sublandlord certificates evidencing all insurance required to be maintained by Subtenant by the earlier of (a) Subtenant's entry of the Building pursuant to Paragraph 1C, or (b) five (5) days prior to the Commencement Date, and thereafter five (5) days prior to each renewal date for such policies. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord, Sublandlord and Subtenant.

        E. LANDLORD'S INSURANCE. Pursuant to the Master Lease, Landlord shall maintain "All-Risk" property insurance at full replacement cost, including loss of rents for twelve (12) months (including taxes and insurance), on the Building, and commercial general liability insurance policies of not less that Five Million Dollars ($5,000,000.00) covering the common areas of the Project, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project, including coverage for personal injury, property damage and contractual liability endorsement. With respect to property and worker's compensation insurance, Sublandlord and Subtenant mutually waive all rights of subrogation, and the respective "All-Risk" coverage property insurance and worker's compensation policies carried by Sublandlord, Landlord and Subtenant shall contain enforceable waiver of subrogation endorsements.

        10.    FIRE AND OTHER CASUALTY.

               A. TERMINATION. If a fire or other casualty causes substantial damage to a Building, pursuant to the terms of the Master Lease, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Sublandlord the amount of time needed to restore the Building to tenantability, using standard working methods without the payment of overtime and other premiums. Sublandlord shall deliver a copy of such notice to Subtenant upon receipt. If the time needed exceeds twelve (12) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Sublease, then either Sublandlord, subject to the succeeding sentence, or Subtenant may terminate this Sublease with respect to such Building by notice to the other party within ten (10) days after the notifying party's receipt of the architect's certificate. Sublandlord shall have the right to terminate the Sublease in the event of such casualty only if (1) Landlord terminates the Master Lease with respect to such Building, or (2) an Event of Default by Subtenant exists, or (3) in the reasonable judgment of Sublandlord's treasury department, Subtenant's creditworthiness compared to its Sublease obligations for the balance of the Sublease term is not acceptable and Sublandlord terminates the Master Lease with respect to such Building. If sufficient insurance proceeds will not be available to Landlord to cover the cost of any restoration to a Building, because (i) the casualty was not required to be insured against by the Master Lease and was not actually insured, or (ii) of insolvency or financial condition of Landlord's insurance carrier, Landlord may terminate the Master Lease and this Sublease by written notice to Sublandlord. Any termination pursuant to this Section 10A shall be effective thirty (30) days from the date of such termination notice and Rent shall be paid by Subtenant to that date, with an abatement for any portion of the space which has been untenantable after the casualty.

               B. RESTORATION. If a casualty causes damage to a Building but this Sublease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, pursuant to the Master Lease, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building subject to current Governmental Requirements. Landlord's obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Building Shell, and Subtenant shall, at Subtenant's expense, replace or fully repair its damaged improvements (including any Tenant Improvements constructed within the Premises), personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable. Subtenant shall not be entitled to any compensation or damages from Landlord or Sublandlord for loss of the use of the Premises, damage to Subtenant's personal property and trade fixtures or any inconvenience occasioned by such damage, repair or restoration. Subtenant hereby waives the provisions of
Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.

        11. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Subtenant for the operation of its business, then either party may terminate this Sublease effective as of the date of the taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. If there is a temporary taking of a part of the Premises which is so substantial that the Premises cannot reasonably be used by Subtenant for the operation of its business, then Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord or Sublandlord, and Subtenant shall have no right to share in the award, except (i) for the portion of any award based on the value of the Tenant Improvements financed by Subtenant in excess of the Tenant Improvement Allowance; provided, however, that nothing contained herein shall be deemed to give Landlord or Sublandlord any interest in or require Subtenant to assign to Landlord or Sublandlord any separate award made to Subtenant for the taking of Subtenant's personal property and trade fixtures, or its relocation costs, and
(ii) in the event of a temporary taking in which there was no Rent abatement under this Sublease, then Subtenant shall be entitled to any portion of the award which was intended to compensate Sublandlord for lost rent during the period of the temporary taking. All obligations accrued to the date of the taking shall be performed by each party.

        12. RIGHTS RESERVED TO LANDLORD AND SUBLANDLORD. Landlord and Sublandlord may exercise at any time any of the following rights respecting the operation of the Project or the Building without liability to Subtenant of any kind:

               A. Name. To change the name of any Building or (as to Landlord) the Project; provided, however, that so long as Subtenant leases fifty percent (50%) or more of a Building, then Sublandlord may not change, and will not consent to a change of, the name of such Building without Subtenant's prior consent, which consent shall not be unreasonably withheld or delayed.

               B. Signs. To install, modify and/or maintain necessary and appropriate signs on the exterior and in the interior of a Building or on the Project, and to approve prior to installation, any of Subtenant's signs in the Premises visible from the exterior of a Building.

               C. Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of a Building.

               D. Keys. To retain and use "Knox Box" passkeys to enter the Premises or any door within the Premises in accordance with Section 12E and to access mechanical rooms for inspection or maintenance. Subtenant shall not alter or add any lock or bolt to such doors.

               E. Access. To have access to the Premises with twenty-four hour prior notice and in accordance with Subtenant's reasonable security program procedures (except in the case of an emergency in which case Landlord and Sublandlord shall have the right to immediate access) to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by the Master Lease or this Sublease.

               F. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Subtenant abandons the Premises, without relieving Subtenant of any obligation to pay Rent.

               G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Subtenant's property. Subtenant shall move its property entirely at its own risk.

               H. Show Premises. To show the Premises to prospective purchasers, lenders, mortgagees, investors, or rating agencies at any reasonable time, or, as to Landlord only, prospective tenants during the last twelve (12) months of the Term; provided that Landlord or Sublandlord, as the case may be, gives prior notice to Subtenant and does not materially interfere with Subtenant's use of the Premises.

               I. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Sublandlord. In that case, the date of payment of Rent or, as to Landlord only, other sums shall be the date of the agent's receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Sublandlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Subtenant within 21 days after such receipt or collection a check equal to the amount sent by Subtenant.

               J. Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevator and other facilities in a Building or the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in a Building. Without limiting the foregoing, Sublandlord shall have the right to access the Premises for the installation and/or alteration of the conduit connections among the Buildings within the Project. Landlord or Sublandlord, as the case may be, may perform any such repairs or alterations during ordinary business hours, except that Subtenant may require any work in the Premises to be done after business hours if Subtenant pays Landlord or Sublandlord, as the case may be, for overtime and any other additional expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

               K. Sublandlord's Agents. If Subtenant is in default under this Sublease, possession of Subtenant's funds or negotiation of Subtenant's negotiable instrument by any of Sublandlord's agents shall not waive any breach by Subtenant or any remedies of Sublandlord under this Sublease.

               L. CC&R's. Landlord may at any time promulgate and record a set of CC&R's which will govern the access, parking, design, signage and other rights of the tenants in the Project, so long as such CC&R's do not impose any new payment obligation on Subtenant (i.e., a dues requirement) or require Subtenant to modify any of the then existing improvements.

        13. SUBTENANT'S DEFAULT. Any of the following shall constitute an Event of Default by Subtenant:

               A.   Rent Default. Subtenant fails to pay any Rent within five
(5) days after notice that such payment was not paid when due, provided that Subtenant acknowledges that such notice shall be in addition to any notice required to be given by Sublandlord to commence an unlawful detainer action (or similar eviction proceeding) under the then applicable law;

               B. Assignment/Sublease or Hazardous Substances Default. Subtenant defaults in its obligations under Section 18 Assignment and Sublease or Section 29 Hazardous Substances;

               C. Other Performance Default. Subtenant fails to perform any other obligation to Sublandlord under this Sublease or commits any act, or fails to perform any act, which commission or failure would constitute or cause a breach of the Master Lease, and this failure continues for thirty (30) days after written notice from Landlord or Sublandlord, except that if Subtenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then, so long as Subtenant continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended to one hundred twenty (120) days, or such lesser period as is reasonably necessary to complete the cure;

               D.   Credit Default. One of the following credit defaults occurs:

                    (1) Subtenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Subtenant or for any substantial part of its property, or any such proceeding is commenced against Subtenant and either remains undismissed for a period of sixty
(60) days or results in the entry of an order for relief against Subtenant which is not fully stayed within seven (7) days after entry;

                    (2) Subtenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

                    (3) Any third party obtains a levy or attachment under process of law against Subtenant's leasehold interest; and

               E.   Abandonment Default. Subtenant abandons the Premises.

        14. SUBLANDLORD REMEDIES. Upon a default, Sublandlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Sublease, to which Sublandlord may resort cumulatively or in the alternative:

               A. Sublandlord may continue this Sublease in full force and effect, and this Sublease shall continue in full force and effect as long as Sublandlord does not terminate this Sublease, and Sublandlord shall have the right to collect Rent when due.

               B. Sublandlord may enter the Premises or any part thereof and release them or any part thereof to third parties for Subtenant's account for any period, whether shorter or longer than the remaining Term. Subtenant shall be liable immediately to Sublandlord for all costs Sublandlord incurs in reletting the Premises or any part thereof, including, without limitation, broker's commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Subtenant shall pay to Sublandlord the Rent and other sums due under this Sublease on the date the Rent is due, less the rent and other sums received by Sublandlord from any releasing. No act by Sublandlord other than giving written notice to Subtenant shall terminate this Sublease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Sublandlord's initiative to protect Sublandlord's interest under this Sublease shall not constitute a termination of Subtenant's right to possession.

               C. Sublandlord may terminate this Sublease by giving Subtenant written notice of termination, in which event this Sublease shall terminate on the date for termination set forth in such notice. Subtenant shall immediately vacate the Premises and deliver possession to Sublandlord, and Sublandlord may repossess the Premises and may, at Subtenant's sole cost, remove any of Subtenant's signs and any of its other property, without relinquishing its right to receive Rent or any other right against Subtenant. On termination, Sublandlord has the right to recover from Subtenant as damages:

                    (1) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

                    (2) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which after termination until the time of award exceeds the amount of such Rent loss that Subtenant proves could have been reasonably avoided; plus

                    (3) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Subtenant proves could be reasonably avoided; plus

                    (4) Any other amount necessary to compensate Sublandlord for all the detriment proximately caused by Subtenant's failure to perform Subtenant's obligations under this Sublease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Sublandlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

                    (5) At Sublandlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

               The "worth at the time of award" of the amounts referred to in Sections 14C(1) and 14C(2) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The "worth at the time of award" of the amount referred to in Section 14C(3) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Subtenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Subtenant is evicted or Landlord takes possession of the Premises by reason of any default of Subtenant hereunder.

               D. Sublandlord's Remedies Cumulative. All of Sublandlord's remedies under this Sublease shall be in addition to all other remedies Sublandlord may have at law or in equity. Waiver by Sublandlord of any breach of any obligation by Subtenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Sublandlord's acceptance of payment by Subtenant shall not constitute a waiver of any breach by Subtenant, and if the acceptance occurs after Sublandlord's notice to Subtenant, or termination of the Sublease or of Subtenant's right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Sublandlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Sublandlord may advance such monies and take such other actions for Subtenant's account as reasonably may be required to cure or mitigate any default by Subtenant. Subtenant shall immediately reimburse Sublandlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

               E. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS SUBLEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS SUBLEASE IN A FEDERAL OR STATE COURT LOCATED IN CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

               F. Litigation Costs. If either party commences litigation to enforce or interpret any provision of this Sublease, the prevailing party shall recover from the non-prevailing party its reasonable attorneys' fees and court costs.

        15. SURRENDER. Upon the expiration or earlier termination of this Sublease after the Commencement Date for any reason, Subtenant shall surrender the Premises to Sublandlord in its condition existing as of the Commencement

Date (if Subtenant constructs the Tenant Improvements, with Tenant Improvements in a completed condition even if not completed as of the Commencement Date), normal wear and tear and damage by fire or other casualty excepted, with all interior walls repaired and repainted if marked or damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulb or ballasts, and all floors cleaned and waxed, all to the reasonable satisfaction of Sublandlord. Subtenant shall remove from the Premises all Subtenant's personal property and all of Subtenant's alterations required to be removed pursuant to Sections 5D and 5E, and restore the Premises to its condition prior to their installation. If Subtenant fails to remove any alterations and/or Subtenant's personal property, and such failure continues after the termination of this Sublease, Landlord or Sublandlord may retain or dispose of such property and all rights of Subtenant with respect to it shall cease, or Sublandlord may place all or any portion of such property in public storage for Subtenant's account. Subtenant shall be liable to Sublandlord for costs of removal of any such alterations and Subtenant's personal property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Sublandlord. If the Premises are not so surrendered at the termination of this Sublease, Subtenant shall indemnify Sublandlord against all loss or liability, including attorneys' fees and costs, resulting from delay by Subtenant in so surrendering the Premises.

        16. HOLDOVER. Subtenant shall have no right to holdover possession of the Premises after the expiration or termination of this Sublease without Sublandlord's prior written consent which Sublandlord may withhold in its sole and absolute discretion. If, however, Subtenant retains possession of any part of the Premises after the Term, Subtenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Sublease as might be applicable to such month-to-month tenancy, except that Subtenant shall pay all of Base Rent at one hundred fifty percent (150%) of the rate in effect immediately prior to such holdover, plus Operating Costs Share Rent and Tax Share Rent, computed on a monthly basis for each full or partial month Subtenant remains in possession. Subtenant shall also pay Sublandlord all of Sublandlord's direct and consequential damages resulting from Subtenant's holdover. No acceptance of Rent or other payments by Sublandlord under these holdover provisions shall operate as a waiver of Sublandlord's right to regain possession or any other of Landlord's remedies.

        17.    SUBORDINATION TO GROUND LEASES AND MORTGAGES.

               A. Subordination. Landlord and Sublandlord shall have the right to cause this Sublease to be subordinate to any future ground lease or mortgage respecting Landlord's interest in the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be. Sublandlord shall obtain from any such ground lessor or lender a nondisturbance agreement which shall permit this Sublease. Subtenant shall execute and deliver, within thirty (30) days after receipt of written demand by Sublandlord or Landlord and in the form requested by Landlord or Sublandlord, provided that such form is reasonably acceptable to Subtenant, any additional documents evidencing the priority or subordination of this Sublease with respect to any such mortgage or deed of trust.

               B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, the ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project.

               C. Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in EXHIBIT D to this Sublease (as the same may be amended from time to time by written notice to Subtenant). Subtenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Exhibit or in any later notice from Landlord to Subtenant a copy of any notice of default sent by Subtenant to Landlord. If Landlord fails to cure such default within the required time period under this Sublease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Subtenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

               D. Definitions. As used in this Section 17, "mortgage" shall include "trust deed" and "deed of trust", and "mortgagee" shall include "trustee", "beneficiary" and the mortgagee of any ground lessee, and "ground lessor," "mortgagee," and "purchaser at a foreclosure sale" shall include, in each case, all of its successors and assigns, however remote.

        18.    ASSIGNMENT AND SUBLEASE.

               A. In General. Subtenant shall not, without the prior consent of Landlord and Sublandlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Subtenant's interest in this Sublease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Subtenant's interest in this Sublease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Subtenant and its employees to occupy any part of the Premises. Subtenant shall remain primarily liable for all of its obligations under this Sublease, notwithstanding any assignment or transfer. No consent granted by Landlord and Sublandlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Subtenant shall pay all of Landlord's and Sublandlord's reasonable attorneys' fees and other expenses incurred in connection with any consent requested by Subtenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord's or Sublandlord's prior written consent shall be void.

               B. Sublandlord's Consent. Sublandlord will not unreasonably withhold its consent to any proposed assignment or subletting. It shall be reasonable for Landlord or Sublandlord to withhold its consent to any assignment or sublease if (i) Subtenant is in default under this Sublease, (ii) as to Landlord only, the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord or Sublandlord, (iv) in the reasonable judgment of Landlord or Sublandlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is inconsistent with the character of the Project as a first class business park or would violate the terms of this Sublease or the Master Lease, or (v) the proposed assignee or subtenant is a government entity. The foregoing shall not exclude any other reasonable basis for Landlord or Sublandlord to withhold its consent.

               C. Procedure. Subtenant shall notify Landlord and Sublandlord of any proposed assignment or sub-sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or sub-subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, and sufficient information to permit Landlord and Sublandlord to determine the financial responsibility and character of the proposed assignee or sub-subtenant. As a condition to any effective assignment of this Sublease, the assignee shall execute and deliver in form satisfactory to Sublandlord prior to the effective date of the assignment, an assumption of all of the obligations of Subtenant under this Sublease. As a condition to any effective sub-sublease, sub-subtenant shall execute and deliver in form satisfactory to Sublandlord prior to the effective date of the sublease, an agreement not to violate Subtenant's applicable obligations under this Sublease, and at Sublandlord's option, an agreement (except for the economic obligations which sub-subtenant will undertake directly to Subtenant) to attorn to Sublandlord under the terms of the sublease in the event this Sublease terminates before the sub- sublease expires. Any proposed sublease shall be subject to the terms and conditions of Section 18D below.

               D. Excess Payments If Subtenant shall assign this Sublease or sub-sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sub-sublet, then Subtenant shall pay to Sublandlord as Additional Rent fifty percent (50%) of any such excess immediately upon receipt; provided that Subtenant shall be first entitled to recover the reasonable costs actually incurred by Subtenant in connection with the sub-sublet for leasing commissions, interior improvements and attorneys' fees. Subtenant shall not be required to pay any excess consideration with respect to an assignment or sublease to a Corporate Affiliate as described in Section 18F.

               E.   Recapture Rights.

                    1. If at any time during the Term of this Sublease, Subtenant desires to sub-sublease all or a portion of the Premises consisting of one floor or more in a Building (the "Proposed Sub-Sublease Space") to an entity other than a Subtenant Affiliate as defined in Section 18F, Subtenant shall notify Sublandlord of its intention ("Subtenant's Notice"), including proposed terms and conditions for such sub-sublease if such Subtenant's Notice is given pursuant to Section 18E.3 of this Sublease.

                    2. If such proposed sub-sublease is for substantially the balance of the term of this Sublease and Subtenant has not entered into a direct lease with Landlord to take effect upon expiration of this Sublease, Sublandlord shall have seven (7) days after receipt of Subtenant's Notice to notify Subtenant in writing of Sublandlord's election to terminate this Sublease with respect to the Proposed Sub-Sublease Space. If, however, Sublandlord fails to notify Subtenant of Sublandlord's election to terminate this Sublease, Sublandlord shall be deemed to have waived its right to recapture the Proposed Sub-Sublease Space at such time and Subtenant shall have the right to lease the Proposed Sub-Sublease Space to the third party without further notice to Sublandlord. For purposes of this section, for "substantially the balance of the term of this Sublease" shall mean that less than six (6) months remain of the term of the Sublease after expiration of the sub-sublease. If Sublandlord terminates the Sublease with respect to any portion of the Premises pursuant to this section, Sublandlord and Subtenant shall enter into an amendment to this Sublease to equitably allocate maintenance, parking, and other rights and responsibilities based upon a lease of a "multi-tenant" building.

                    3. If Subtenant has not entered into a direct lease with Landlord to take effect upon expiration of this Sublease and the proposed sub-sublease is not for substantially the balance of the term of this Sublease, Sublandlord shall have seven (7) days after receipt of Subtenant's Notice to notify Subtenant in writing of Sublandlord's election to lease the Proposed Sub-Sublease Space on the terms stated in Subtenant's Notice. If Sublandlord notifies Subtenant within such seven-day period of Sublandlord's desire to lease the Proposed Sub-Sublease Space, Subtenant and Sublandlord shall enter into a lease on the proposed terms an conditions stated in Subtenant's Notice. If, however, Sublandlord fails to notify Subtenant of Sublandlord's election to lease the Proposed Sub-Sublease Space within such seven-day period or, if Subtenant and Sublandlord, through no fault of Subtenant, fail to execute a lease within thirty (30) days after the date of Sublandlord's notice to Subtenant, Sublandlord shall be deemed to have waived its right to lease the Proposed Sub-Sublease Space at such time and Subtenant shall have the right to lease the Proposed Sub-Sublease Space to the third party on substantially the terms stated in Subtenant's Notice without further notice to Sublandlord. If Subtenant negotiates sub-sublease terms materially more favorable (e.g., the effective rent is more than eight percent (8%) lower), Subtenant shall be required to submit the more favorable terms to Sublandlord. Sublandlord shall have three (3) business days to reject or submit the more favorable terms, and the provisions of this section regarding acceptance or rejection then apply.

               F. Assignment to Affiliates. If no default on the part of Subtenant has occurred and is continuing, Subtenant may assign this Sublease or sublet any portion of the Premises to a parent or subsidiary of Subtenant, or to an entity into which Subtenant is merged or consolidated or to an entity to which substantially all of Subtenant's assets are transferred ("Corporate Affiliate") or to an entity with which Subtenant is undertaking or will undertake a joint venture or similar joint project (collectively, "Subtenant Affiliate"), without first obtaining Sublandlord's written consent, if Subtenant notifies Sublandlord at least ten (10) business days prior to the proposed transaction, providing information satisfactory to Sublandlord in order to determine the net worth both of the successor entity and of Subtenant immediately prior to such assignment, and showing the net worth of the successor to be at least equal to the net worth of Subtenant.

        19. CONVEYANCE BY SUBLANDLORD OR LANDLORD. If Landlord or Sublandlord shall at any time transfer its interest in the Project or this Sublease, Landlord or Sublandlord, as the case may be, shall be released of any obligations occurring after such transfer, except the obligation to return to Subtenant any security deposit not delivered to its transferee, and Subtenant shall look solely to Landlord's or Sublandlord's successors, as the case may be, for performance of such obligations. This Sublease shall not be affected by any such transfer.

        20. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Sublease as amended to date is in full force and effect, that the Subtenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Costs Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Sublandlord, and the amount of any security deposit. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Sublease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month's Rent has been paid in advance, that the non- certifying party has not paid any security deposit except as expressly set forth in this Sublease, and that the non-certifying party has no claims or offsets against the requesting party.

        21. FINANCIAL STATEMENTS. Within ten (10) days after Sublandlord's written request therefor, Subtenant shall deliver to Sublandlord copies of Subtenant's most recent publicly reported financial statements.

        22. LEASE DEPOSIT. Upon execution of this Sublease, Subtenant shall deposit with Sublandlord a cash sum, or provide Sublandlord an irrevocable letter of credit in the form of EXHIBIT F and otherwise approved by Sublandlord, in the amount of Two Hundred Eighty-Four Thousand Six Hundred Ninety-One and 70/100ths Dollars ($284,691.70) plus one month's estimated Operating Costs Share Rent of Thirty-Four Thousand Seven Hundred Eighteen and 50/100ths Dollars ($34,718.50). The letter of credit shall be issued by a bank approved by Sublandlord, and with an expiry date of no earlier than September 30, 2000. During the term of this Sublease, the letter of credit shall be replaced by a letter of credit meeting the conditions of this section at least fifteen (15) days prior to its expiry date and shall have an expiry date no earlier than the first (1st) anniversary of the expiry date of the letter of credit being replaced. The letter of credit shall provide for partial draws and shall require only a written statement from Sublandlord that it is being drawn upon as permitted under this Sublease. The cash or letter of credit or any proceeds realized by draw thereon shall be security for Subtenant's faithful performance of Subtenant's obligations hereunder.

If Subtenant fails to pay Rent or other charges due hereunder after expiration of the applicable cure periods, or otherwise defaults with respect to any provision of this Sublease after expiration of applicable cure periods, Sublandlord may draw upon the letter of credit, at Sublandlord's election, in the amount of such default. If Subtenant fails to commence to pay Rent on the Commencement Date or fails to replace an expiring letter of credit by the date provided in this section, Sublandlord may immediately draw upon the letter of credit to the full extent thereof. If Sublandlord draws on the entire letter of credit for failure to replace an expiring letter of credit prior to expiry date, Subtenant's failure to have replaced the expiring letter of credit shall not constitute a default hereunder, and Subtenant shall have the right at any time to deliver a replacement letter of credit in the form described above, at which time Sublandlord shall promptly refund the proceeds of the drawn letter of credit. Sublandlord shall hold any amount realized by draw upon the letter of credit as a security deposit. Sublandlord may use, apply or retain all or any portion of said deposit to the extent needed for the payment of any rent or other charge in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant's default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of said deposit, Subtenant shall within ten (10) days after written demand therefor restore the letter of credit to its full amount or deposit cash with Sublandlord in an amount sufficient to restore said deposit to the full amount hereinabove stated and Subtenant's failure to do so shall be a breach of this Sublease. Sublandlord shall not be required to keep said deposit separate from its general accounts. If Subtenant performs all of Subtenant's obligations hereunder, the cash deposit or the letter of credit, or if it has been drawn upon, such deposit or so much thereof as had not theretofore been applied by Sublandlord, shall be returned without payment of interest for its use, to Subtenant (or, at Sublandlord's option, to the last assignee, if any, of Subtenant's interest hereunder) within ten (10) days after the expiration of the term hereof or ten (10) days after the date Subtenant has vacated the Premises, whichever is later.

        23. FORCE MAJEURE. Neither Sublandlord or Subtenant shall be in default under this Sublease to the extent that party is unable to perform any of its obligations on account of any strike or labor problem, equipment, material, supplies or energy shortages (i.e., such items cannot be obtained at normal costs within a reasonable time because of limited availability), governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of the party required to act (provided that the foregoing shall not apply to any monetary obligation) ("Force Majeure").

        24. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Sublease, shall be given in writing, mailed or personally delivered as follows:

               A.   Sublandlord.  To Sublandlord as follows:

                    Applied Materials, Inc.
                    Global Real Estate and Facilities
                    3050 Bowers Avenue, M/S 2961
                    Santa Clara, California 95054
                    Attention: Real Estate Manager

or to such other person at such other address as Sublandlord may designate by notice to Subtenant.

               B.   Subtenant. To Subtenant as follows:

                    Before Commencement Date: After Commencement Date:
                    Proxim, Inc.                       Proxim, Inc.
                    295 North Bernardo Avenue          935 Stewart Drive
                    Mountain View, CA 94043            Sunnyvale, CA 94086
                    Attn:  Keith E. Glover,            Attn:  Chief Financial
                           Chief Financial Officer            Officer

or to such other person at such other address as Subtenant may designate by notice to Sublandlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

        25. QUIET POSSESSION. So long as Subtenant shall perform all of its obligations under this Sublease, Subtenant shall enjoy peaceful and quiet possession of the Premises, subject to all of the terms of this Sublease.

        26. REAL ESTATE BROKERS. Subtenant and Sublandlord each represent that it has not dealt with any real estate broker with respect to this Sublease except for the brokers listed in the Schedule, and no other broker is in any way entitled to any broker's fee or other payment in connection with this Sublease. Subtenant and Sublandlord shall each indemnify and defend the other against any claims by any other broker or third party for any payment of any kind in connection with this Sublease whose claim is based upon the acts or agreements of the indemnifying party. Sublandlord shall pay the brokers identified in the Schedule a commission for this Sublease pursuant to a separate agreement to be entered into between Sublandlord and such brokers or among such brokers.

        27.    MISCELLANEOUS.

               A. Successors and Assigns. Subject to the limits on Subtenant's assignment contained in Section 18, the provisions of this Sublease shall be binding upon and inure to the benefit of all successors and assigns of Sublandlord and Subtenant.

               B. Date Payments Are Due. Except for payments to be made by Subtenant under this Sublease which are due upon demand, Subtenant shall pay to Sublandlord any amount for which Sublandlord renders a statement of account within thirty (30) days of Subtenant's receipt of Sublandlord's statement.

               C. Meaning of "Sublandlord," "Landlord", "Re-Entry," "including" and "Affiliate". The term "Sublandlord" means only the owner of the Sublandlord's interest in this Sublease from time to time. The term "Landlord" means only the owner of the Project and the lessor's interest in the Master Lease from time to time. The words "re-entry" and "re-enter" are not restricted to their technical legal meaning. The words "including" and similar words shall mean "without limitation." The word "affiliate" shall mean a person or entity controlling, controlled by or under common control with the applicable entity. "Control" shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

               D. Time of the Essence. Time is of the essence of each provision of this Sublease.

               E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties.

               F. Severability. The unenforceability of any provision of this Sublease shall not affect any other provision.

               G. Governing Law. This Sublease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

               H. No Oral Modification. No modification of this Sublease shall be effective unless it is a written modification signed by both parties.

               I. Sublandlord's Right to Cure. If Sublandlord breaches any of its obligations under this Sublease, Subtenant shall notify Sublandlord in writing and shall take no action respecting such breach so long as Sublandlord promptly begins to cure the breach and diligently pursues such cure to its completion. Sublandlord may cure any default by Subtenant; any expenses incurred shall become Additional Rent due from Subtenant on demand by Sublandlord.

               J. Captions. The captions used in this Sublease shall have no effect on the construction of this Sublease.

               K. Authority. Sublandlord and Subtenant each represents to the other that it has full power and authority to execute and perform this Sublease.

               L. Sublandlord's Enforcement of Remedies. Sublandlord may enforce any of its remedies under this Sublease either in its own name or through an agent.

               M. Entire Agreement. This Sublease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Sublease.

               N. Sublandlord's Title. Landlord's title and Sublandlord's interest under the Master Lease shall always be paramount to the interest of Subtenant, and nothing in this Sublease shall empower Subtenant to do anything which might in any way impair Landlord's title or Sublandlord's interest under the Master Lease.

               O. Light and Air Rights. Neither Landlord nor Sublandlord has granted by this Sublease any rights to light and air in connection with Project.

               P. Singular and Plural. Wherever appropriate in this Sublease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Sublandlord or Subtenant, then the relevant term shall refer to both parties together.

               Q. Exclusivity. Sublandlord does not grant to Subtenant in this Sublease any exclusive right except the right to occupy its Premises.

               R. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Sublease.

               S. Survival. All obligations of Sublandlord and Subtenant under this Sublease shall survive the termination of this Sublease.

               T. Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Subtenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

               U. Building Manager and Service Providers. Sublandlord may perform any of its obligations under this Sublease through its employees or third parties hired by the Sublandlord.

               V. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 13A, if Subtenant fails to pay any installment of Rent or other charge to be paid by Subtenant pursuant to this Sublease within five
(5) business days after the same became due and payable (collectively referred to herein as a "Late Payment"), then Subtenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such Late Payment or $250 ("Late Charge"). In addition, interest shall be paid by Subtenant to Sublandlord on any Late Payments of Rent from the date due until paid at the rate provided in Section 2D(2) ("Late Interest"). Such Late Charge and Late Interest shall constitute Additional Rent due and payable by Subtenant to Sublandlord upon the date of payment of the Late Payment. Notwithstanding the foregoing, Subtenant shall not be liable for any Late Charge or Late Interest for the first two Late Payments during any calendar year so long as Sublandlord receives such Late Payment within five (5) days of Subtenant's receipt of Sublandlord's written notice for the same. If Sublandlord does not receive Subtenant's Late Payment within such five (5) day period, then Subtenant shall also be liable for the Late Charge and Late Interest as described above.

        28. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Subtenant to Landlord under this Sublease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Subtenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Subtenant to make more payments or accept fewer services than this Sublease provides.

        29.    HAZARDOUS SUBSTANCES.

               A. Subtenant's Environmental Indemnity. Subtenant shall not cause any Hazardous Substances to be brought upon, stored, or used in, on or under the Project other than such quantities of Hazardous Substances as are customary and reasonably necessary for the conduct of the Permitted Uses listed in the Schedule to this Sublease, and which are listed in the Hazardous Materials Inventory Sheets (collectively, the "HMIS") attached hereto as EXHIBIT G, unless Landlord and Sublandlord have consented in writing to the storage or use of such Hazardous Substances, which consent shall not be unreasonably withheld by Sublandlord. Sublandlord hereby consents to Subtenant's transportation, storage and use of the chemicals identified in EXHIBIT G substantially in the quantities provided therein. Subtenant shall also provide Landlord and Sublandlord with copies of all documents or information provided to or documents, information or permits received from applicable governmental agencies to the extent they relate to the use, transportation, disposal or storage of Hazardous Substances at the Premises, including any HMIS's, Material Safety Data Sheets, discharge permits, Hazardous Materials Management Plans and transportation manifests. Subtenant shall not cause or permit any Hazardous Substances to be produced, discharged or disposed of in, on or under the Project by Subtenant, its agents, employees, contractors or invitees in violation of applicable laws. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Subtenant, its agents, employees, contractors or invitees shall strictly comply with all applicable governmental requirements. Subtenant shall indemnify, defend and hold Landlord and Sublandlord harmless from and against any liabilities, claims, damages, penalties, fines, attorneys' fees and court costs, remediation costs, investigation costs and any other expenses incurred by Sublandlord (a) pursuant to governmental or court orders, or (b) acting as a reasonable and prudent landowner which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Project by Subtenant, its agents, employees, contractors or invitees. Sublandlord shall notify Subtenant in writing promptly upon receipt of notice of any claim to which the indemnification set forth herein may apply. Sublandlord shall reasonably cooperate with Subtenant in the course of Subtenant's defense and indemnification as provided hereunder. Subtenant shall have the right to settle any claim to which this paragraph may apply, subject to Sublandlord's consent, which shall not be unreasonably withheld.

               B. "Hazardous Substances" means any hazardous or toxic substances, materials or waste which are or become regulated by any local government authority, the state in which the Project is located or the United States government, including those substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.

               C. Pre-existing Contamination. Subtenant hereby acknowledges that Sublandlord has informed Subtenant that certain chlorinated volatile organic compounds are present in the groundwater under the Land as of the date of this Sublease ("Pre-Existing Contamination"). Subtenant hereby covenants for the benefit of Landlord and Sublandlord that it will not use or store any chlorinated volatile organic compounds on the Premises or within the Project.

        Subtenant agrees and acknowledges that: (i) except as expressly set forth in this section, neither Sublandlord nor any of Sublandlord's representatives have made any representations or warranties about the environmental condition of the Land or the accuracy or completeness of any environmental reports made available to Subtenant regarding the Land; (ii) it has had ample time and access to the Land, to review the environmental condition of the Land and to conduct any tests which Subtenant may deem desirable in connection with this Sublease; (iii) it is sophisticated, knowledgeable and experienced in the analysis of environmental matters and that Subtenant has entered into this Sublease with the intention of making and relying upon its own (or its experts') investigation of the environmental condition of the Land; and
(iv) Subtenant is not relying upon any representations or warranties, except as expressly set forth in this section, purportedly made by Sublandlord or anyone acting or claiming to act on Landlord's behalf concerning the Land. Sublandlord has delivered to Subtenant a copy of the Phase I Environmental Site Assessment dated November 14, 1997 prepared by Earth Science Associates. Sublandlord represents that it has no knowledge of any Pre-existing Contamination except as disclosed in such report. Sublandlord shall permit Subtenant to review and copy any documents in its files regarding the environmental condition of the Land and its soil, subsoil, or groundwater.

               D. Sublandlord's Environmental Indemnity. Subject to the terms, conditions and limitations set forth below and except to the extent such contamination was caused, exacerbated, or contributed to by Subtenant, or Subtenant's employees, agents, contractors or invitees, Sublandlord shall indemnify Subtenant from and against any liability, claims, damages, penalties, fines, attorneys' fees and costs, remediation costs, investigation costs and other expenses arising from any use, storage, treatment, transportation, release or disposal of Hazardous Substances on or about the Project by Sublandlord, its agents, contractors, employees or invitees or due to breach of Sublandlord's representation in Section 29C. Sublandlord agrees that Subtenant shall have no liability to Sublandlord for, and hereby releases Subtenant, its agents, employees, contractors, subtenants, and assigns from, all costs, claims, liabilities, and damages due to any Hazardous Substances not produced, discharged, or disposed of in, on, or under the Project by Subtenant, its agents, employees, contractors, or invitees. If Subtenant's use of the Premises is interrupted or materially impaired by the presence in violation of law of Hazardous Substances on or about the Premises not produced, discharged, or disposed of in, on, or under the Project by Subtenant, its agents, employees, contractors or invitees or due to any Compliance Order for Pre-existing Contamination, Rent shall be abated to the extent of such interruption or impairment. For purposes of this section, the term "Sublandlord's contractors" excludes Landlord under the Master Lease. Sublandlord's liability under the foregoing indemnity (i) is personal to Subtenant and may not be assigned to or relied upon by any third party, other than a Subtenant Affiliate (excluding entities with which Subtenant is undertaking or will undertake a joint venture or similar joint project) without Sublandlord's prior written consent, which may be withheld in Sublandlord's sole and absolute discretion, (ii) is limited to Subtenant's actual, out of pocket costs incurred in complying with any applicable state or federal agencies relating to the remediation, removal, disposal or monitoring ("Compliance Order"), and to reasonable consultants fees and costs and reasonable attorneys' fees and costs incurred in defending against a proposed Compliance Order, so long as Sublandlord may select the attorney to defend Subtenant and have sole authority to make all settlement and other decisions in regard to the proceedings, including the decision whether to challenge the Compliance Order (and any related order or action) by appeal or court challenge, and (iii) specifically excludes any claims, costs, damages or losses for personal injury, property damage, punitive damages, damage to business, lost profits or consequential damages incurred by Subtenant or any third party.


        30. EXCULPATION. Landlord shall have no liability under this Sublease, except as may be expressly set forth in any consent by Landlord to this Sublease. Sublandlord's liability under this Sublease shall be limited to the greater of (i) its interest in the Master Lease and subleases pursuant thereto, and (ii) Ten Million Dollars ($10,000,000.00). In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord or Sublandlord be personally liable for any of Landlord's or Sublandlord's obligations hereunder. The foregoing limitation shall not limit Sublandlord's liability pursuant to the indemnity obligation under Sections 9B and 29D (collectively the "Indemnity Obligations").

        31.    RIGHT OF FIRST REFUSAL.

               A. If, after execution of this Sublease, Sublandlord makes or receives an executed letter of intent or other proposal for the proposed Sublease of Building C, 945 Stewart Drive, which Sublandlord is willing to accept, Sublandlord shall notify Subtenant in writing of the proposed terms and conditions for such sublease ("Sublandlord's Notice"). Subtenant shall have one business day after receipt of Sublandlord's Notice to notify Sublandlord in writing of Sublandlord's election to lease Building C on the terms stated in Sublandlord's Notice. If Subtenant notifies Sublandlord within such one business day period of Subtenant's desire to lease Building C, Subtenant and Sublandlord shall enter into a lease on the proposed economic terms and conditions stated in Sublandlord's Notice and in the same form otherwise as this Sublease. If, however, Subtenant fails to notify Sublandlord of Subtenant's election to lease Building C within such one business day period or, if Sublandlord and Subtenant, through no fault of Sublandlord, fail to amend this Sublease to incorporate Building C into this Sublease within thirty (30) days after the date of Subtenant's notice to Sublandlord, Subtenant shall be deemed to have waived its right to sublease Building C with respect to such Sublandlord Notice and Sublandlord shall have the right to sublease Building C to any third party on substantially the terms stated in Sublandlord's Notice without further notice to Subtenant. Notwithstanding the foregoing, if Sublandlord negotiates with the proposed subtenant sublease terms materially more favorable (e.g., the effective rent is more than 8% lower) than those offered to Subtenant but rejected, Sublandlord shall be required to submit the more favorable terms to Subtenant for its review. Subtenant shall have three (3) business days after receipt of the more favorable terms to accept or reject the offer. If Subtenant rejects the more favorable terms, Sublandlord shall be free to enter a sublease with the proposed subtenant on such terms. Subtenant's rejection of any particular offer shall not relieve Sublandlord of its obligation to offer any proposed sublease of all or any part of Building C to Subtenant at any time that such premises subsequently become available. Building C is unoccupied and subject to no sublease at the date of this Sublease. The rights granted Subtenant herein shall apply only to the first sublease of Building C and shall expire upon the first sublease of Building C.

               B. If upon expiration or earlier termination of any sublease for Building C during the term of this Sublease, Sublandlord desires to sublease any space in Building C to third parties (the "Proposed Sublease Space"), Sublandlord shall notify Subtenant in writing of the proposed terms and conditions for such sub-sublease ("Sublandlord's Notice"). Subtenant shall have five (5) business days after receipt of Sublandlord's Notice to notify Sublandlord in writing of Sublandlord's election to lease the Proposed Sublease Space on the terms stated in Sublandlord's Notice. If Subtenant notifies Sublandlord within such five (5) business day period of Subtenant's desire to lease the Proposed Sublease Space, Subtenant and Sublandlord shall enter into a sublease on the proposed economic terms and conditions stated in Sublandlord's Notice and in the same form otherwise as this Sublease. If, however, Subtenant fails to notify Sublandlord of Subtenant's election to lease the Proposed Sublease Space within such five business day period or, if Sublandlord and Subtenant, through no fault of Sublandlord, fail to amend this Sublease to incorporate Building C into this Sublease within thirty (30) days after the date of Subtenant's notice to Sublandlord, Subtenant shall be deemed to have waived its right to sublease the Proposed Sublease Space at such time and Sublandlord shall have the right to lease the Proposed Sublease Space to any third party on substantially the terms stated in Sublandlord's Notice without further notice to Subtenant. Notwithstanding the foregoing, if Sublandlord negotiates with the proposed subtenant sublease terms materially more favorable (e.g., the effective rent is more than 8% lower) than those offered to Subtenant but rejected, Sublandlord shall be required to submit the more favorable terms to Subtenant for its review. Subtenant shall have three (3) business days after receipt of the more favorable terms to accept or reject the offer. If Subtenant rejects the more favorable terms, Sublandlord shall be free to enter a sublease with the proposed subtenant on such terms. Subtenant's rejection of any particular offer shall not relieve Sublandlord of its obligation to offer any proposed sublease of all or any part of Building C to Subtenant at any time that such premises subsequently become available. If Sublandlord does not enter into a sublease within one hundred eighty (180) days from the date of Sublandlord's Notice, any offering shall be deemed a new determination to sublease subject to this section.

        32. SUBLANDLORD OBLIGATIONS. Sublandlord shall use commercially reasonably efforts to cause Landlord under the Master Lease to perform all of the obligations of Landlord thereunder to the extent said obligations apply to the Premises and Subtenant's use of the Project Common Areas. Sublandlord will not, without Subtenant's prior written consent, which shall not be unreasonably withheld, amend, modify, revise or terminate the Master Lease in any way that would either materially negatively affect Subtenant's rights or position under the Sublease or materially increase Subtenant's duties or obligations under the Sublease.

In addition, Sublandlord shall not waive any provisions under the Master Lease or make any elections, exercise any right or remedy or give any consent or approval under the Master Lease which would either materially and negatively affect Subtenant's rights or position under this

Sublease or materially increase Subtenant's duties or obligations under this Sublease without, in each instance, Subtenant's prior written consent, which shall not be unreasonably withheld.

        33. SUBLANDLORD'S REPRESENTATIONS AND WARRANTIES. Sublandlord represents and warrants with respect to the Premises that: (a) the Master Lease is in full force and effect, and there exists under the Master Lease no default or event of default by either Landlord or Sublandlord, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default; (b) the copy of the Master Lease attached hereto as EXHIBIT H is a true and complete copy of the Master Lease, and the Master Lease has not been amended except as set forth therein; (c) Sublandlord has not received any notice of pending or threatened actions, suits or proceedings before any court or administrative agency against Sublandlord or against Landlord or third parties which could, in the aggregate, adversely affect the Premises or any part thereof; and (d) Sublandlord has not received any notice of pending condemnation or similar proceeding affecting the Project or any portion thereof, and Sublandlord has no knowledge that any such action is contemplated.

        34. SUBTENANT CURE RIGHT. In the event that Sublandlord fails to perform or observe any of Sublandlord's obligations under the Master Lease or fails to perform Sublandlord's stated obligations under this Sublease, then Subtenant may give Sublandlord notice specifying in what manner Sublandlord has defaulted, and if such default shall not be cured by Sublandlord within thirty
(30) days thereafter (except that if such default cannot be cured within such thirty (30) day period, this period shall be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as practicable), then Subtenant shall be entitled to cure such default and Subtenant's reasonable expenses in so doing shall be due upon demand. Subtenant shall not be required, however, to wait the entire cure period described herein if earlier action is required to comply with the Master Lease or with any governmental regulations.

        35. AUTHORIZATION TO DIRECT SUBLEASE PAYMENTS. Subtenant shall have the right to pay all Rent for those items which also are owed by Sublandlord to Landlord under the Master Lease directly to Landlord if Sublandlord has failed to make any payment required to be made by Sublandlord to Landlord under the Master Lease. Any sums paid directly by Subtenant to Landlord as provided hereunder shall be credited toward such amounts payable by Subtenant to Sublandlord under this Sublease. In the event Subtenant tenders payment directly to Landlord as provided herein and Landlord refuses to accept such payment, Subtenant shall have the right to deposit such funds in an account with a national bank for the benefit of Landlord and Sublandlord, and the deposit of said funds in such account shall discharge Subtenant's obligation under this Sublease to make the payment in question.

        36. APPROVALS; EXPENDITURES. Whenever this Sublease requires an approval, consent, designation, determination, selection or judgment by either Sublandlord or Subtenant, unless another standard is expressly set forth, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed. Any costs or expenses for which a party is entitled to request reimbursement hereunder shall be reasonably incurred and limited to its fair market value.

        37. CONDITIONS PRECEDENT. This Sublease and Sublandlord's and Subtenant's obligations hereunder are conditioned upon the written consent of Landlord, which consent, at Subtenant's election, shall contain the provisions described in EXHIBIT I hereto (the "Consent"). Sublandlord shall use diligent efforts to obtain the Consent from Landlord as soon as practicable. If Sublandlord fails to obtain the Consent within thirty (30) days after execution of this Sublease by Subtenant, then either party may terminate this Sublease by giving the other party written notice thereof at any time prior to Subtenant's receipt of the Consent, and Sublandlord shall return to Subtenant promptly its payment of the Lease Deposit.

        38. DIRECT LEASE WITH LANDLORD. Sublandlord and Subtenant acknowledge that Subtenant is currently negotiating with Landlord for a direct lease of the Premises with Landlord commencing upon the termination of the Master Lease as to the Premises (the "Direct Lease"). In the event Subtenant and Landlord enter into the Direct Lease and Landlord agrees to waive such obligations as to the Master Lease, (a) Subtenant shall not be required, upon the termination of this Sublease, to remove any Work, signage or roof installations from the Premises as described in Sections 5(D), 5(E), 6(B) and 6(D) or to clean and put the Premises into the surrender condition described in Section 15, (b) Subtenant shall not be deemed to be holding over (as described in Section 16) upon the termination of the Sublease and (c) Sublandlord shall not exercise any options to extend under the Master Lease with respect to the Premises.

        IN WITNESS WHEREOF, the parties hereto have executed this Sublease.

SUBLANDLORD:                                  SUBTENANT:

APPLIED MATERIALS, INC.,                      PROXIM, INC.,
a Delaware corporation                        a Delaware corporation

By:                                           By:
   --------------------------------              -------------------------------
Print Name:                                   Print Name:
           ------------------------                      -----------------------
Print Title:                                  Print Title:
            -----------------------                       ----------------------

By:
   --------------------------------
Print Name:
           ------------------------
Print Title:
            -----------------------

                                    EXHIBIT A

                  DESCRIPTION OF PROJECT AND PREMISES/BUILDINGS

       (attach diagram of Project and approximate footprint of Buildings)

                                    EXHIBIT B

                              RULES AND REGULATIONS
                           ESTABLISHED IN MASTER LEASE

        1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord's judgment, appear unsightly from outside of the Project.

        2. The Project directory, if any, shall be used by Landlord to display names and locations of tenants in the Project. No tenant shall use or make any changes to such directories without Landlord's prior written consent.

        3. The sidewalks, halls, passages, exits, entrances, elevator and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises, unless Tenant is the sole occupant of the Building. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project.

        4. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

        5. Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord; use the Premises for housing, lodging or sleeping purposes. Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.

        6. Tenant shall not use any method of heating or air conditioning other than that supplied or approved by Landlord.

        7. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any exterior picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

        8. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord's negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

        9. No bicycle (except in those areas which may be designated for bicycles by Landlord) or other vehicle and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building except that blind persons may be accompanied by "seeing eye" dogs. Unless Tenant is the sole occupant of the Building, Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building.

        10. Tenant shall not do or permit the manufacture or sale of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

        11. Tenant shall not disturb the quiet enjoyment of any other tenant, if any, in the Building and/or Project.

        12. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

        13. Tenant shall not during the term of this Sublease canvas or solicit other tenants of the Building for any purpose.

        14. Tenant shall not install or operate any phonograph, musical or sound- producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device, without in each instance the prior written approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.

        15. Tenant shall promptly remove all rubbish and waste from the Premises.

        16. Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the Permitted Uses of the Premises specified in the Schedule of this Sublease, without the prior written consent of Landlord.

        17. Tenant shall not overload any floors in the Premises or any public corridors or elevator in the Building.

        18. Whenever Landlord's consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord's reasonable discretion, and Landlord's satisfaction shall be determined in its reasonable judgment.

                                    EXHIBIT C

                              WORK LETTER AGREEMENT


        This EXHIBIT C Work Letter Agreement ("Work Letter") is attached to and made a part of that certain Sublease (the "Sublease") between Applied Materials, Inc. a Delaware corporation ("Sublandlord") and Proxim, Inc., a Delaware corporation ("Subtenant"). Terms used in this Work Letter that are defined in the Sublease shall have the same meaning as provided in the Sublease.

        The purpose of this Work Letter is to set forth the agreement between Sublandlord and Subtenant with respect to the construction and installation of the Tenant Improvements to be installed on the Premises.

        1. Improvement. Subtenant shall improve the Premises in accordance with plans and specifications approved by Landlord, Sublandlord, and Subtenant (such improvements are referred to herein as the "Tenant Improvements") and in accordance with this Work Letter and subject to the requirements of the Lease between Landlord and Sublandlord and its EXHIBIT C Tenant Improvement Agreement ("Master Lease").

        2. Tenant Improvements. For purposes of this Work Letter and the Sublease, Tenant Improvements shall not include the Building Shell and Sublandlord Upgrades as defined in the Sublease. The Tenant Improvements shall include, but not be limited to, the following:

               a.     sprinkler drops and heads below drop ceiling;
               b. roof mounted HVAC, including main trunk lines, secondary distribution lines and controls, and one-half of the cost of the roof screen for each Building;
               c.     ceilings;
               d.     lighting;
               e.     building insulation;
               f.     interior walls and partitions;
               g.     plumbing;
               h.     painting;
               i.     floor covering;
               j.     interior doors;
               k.     all venting, including exhaust lines and hoods;
               l. electrical secondary system from transformer (including underground pull section and conductors), panels, main switchboard, switches, and distributions;
               m.     gas distribution;
               n.     telephone switch room, panel, distribution system;
               o.     electrical rooms, phone, rooms, and mechanical rooms;
               p. Building common area improvements (including lobbies, corridors, bathrooms, janitorial closet, base HVAC system and secondary concrete and steel exit stairs;

               q.     emergency generators;
               r.     window coverings;
               s.     interior and exterior signage; and
               t.     special data and communications systems.

Sublandlord shall be responsible for installation of handrails for exit stairs.

        3. Construction Drawings. Sublandlord and Subtenant have approved detailed drawings sufficient for construction of the Tenant Improvements ("Construction Drawings") prepared by CAS Architects.

        4. Construction. Subtenant shall enter into a contract with a contractor reasonably acceptable to Sublandlord and Landlord. Sublandlord hereby approves Ranger Construction Company ("Contractor") for construction of the Tenant Improvements ("Construction Contract"). The Construction Contract shall require that Contractor provide a minimum warranty of one year with respect to the Tenant Improvements and require that the Contractor provide a replacement warranty with the same coverage for any existing warranty covering the Building Shell or other improvements invalidated by work performed by the Contractor. Except as specified in the Construction Drawings, the Tenant Improvements will be constructed using materials of at least Building-standard materials and procedures ("Building Standards") as more particularly described in Schedule "1" attached hereto and incorporated herein by reference.

               All Tenant Improvements shall be completed in a good and workmanlike manner and in compliance with the Master Lease. All materials and equipment incorporated into the Tenant Improvements (i) shall be new and free of defects, (ii) shall conform to all applicable codes, (iii) shall conform to the final Construction Drawings approved by Sublandlord and Subtenant, including all changes or modifications thereto approved by Sublandlord and Subtenant, and (iv) shall comply with requirements of the Master Lease.

               Subtenant shall be responsible for obtaining all necessary permits and approvals (including the building and occupancy permits) and other authorizations from governmental agencies needed in connection with the Tenant Improvements. The costs of all such permits and approvals required in connection with the Tenant Improvements, including inspection and other building fees required to obtain the permits for the Tenant Improvements, shall be included as part of the costs of the Tenant Improvements.

        5. Project Management. Sublandlord shall enter into a contract with South Bay Construction ("Project Manager") for project management for the design preparation and construction process on a time and materials basis, not to exceed $1,500 per week. Sublandlord shall be entitled to deduct this fee from the Improvements Allowance described in Paragraph 7 below.

        6. Change Orders. Any changes to the Construction Drawings subsequent to Sublandlord's and Subtenant's approval thereof which are requested by Subtenant, required by any governmental agency, or proposed for any other reason whatsoever shall be incorporated into the work by means of a change order ("Change Order"). All Change Orders shall be forwarded to

Sublandlord for approval. Sublandlord shall have two (2) business days for approval or disapproval. No revisions to the approved Construction Drawings shall be made by either Sublandlord or Subtenant unless approved in writing by both parties. Subtenant agrees to make all changes required by any public agency to conform with governmental regulations.

        7. Improvements Allowance. Sublandlord shall provide an allowance for the planning and construction of the Tenant Improvements in the amount of Three Million Four Hundred Seventy-One Thousand Eight Hundred Fifty Dollars ($3,471,850.00) ("Improvements Allowance"). The Improvements Allowance shall be the maximum contribution by Sublandlord for the Tenant Improvements Cost, as defined in Paragraph 12. In addition, Sublandlord shall pay for one-half the cost of the roof screen for each Building. If the Tenant Improvements Cost as specified in the Construction Contract exceeds the Improvements Allowance, Subtenant shall pay the amount by which the Tenant Improvements Cost exceeds the Improvements Allowance. Upon written request of Subtenant (not more frequently than twice each month), Sublandlord shall pay all or, if the Tenant Improvements Cost exceeds the Improvement Allowance, a portion of each request equal to the amount of the request times a fraction, the numerator of which is the Improvements Allowance and the denominator of which is the Tenant Improvements Cost, from the Improvements Allowance to Subtenant, within thirty (30) days after receipt of (a) invoices, (b) evidence satisfactory to Landlord and Sublandlord that the work covered by such invoices has been completed in a satisfactory manner, (c) all necessary lien waivers and sworn affidavits, (d) marked reproducible copies of the originally approved Plans showing all substantial changes made in constructing the Tenant Improvements during such period from the Construction Drawings as originally approved, (e) all close-out documentation set forth in any "Policies, Rules and Procedures for Construction Projects" delivered by Landlord to Subtenant prior to the commencement of the Work, and (f) such other documentation as Landlord and Sublandlord may reasonably require under the circumstances. Subtenant shall deliver reproducible as-built Plans to Landlord and Sublandlord at the conclusion of Tenant Improvements. The Improvements Allowance shall not be used for payment of any costs of procuring, constructing or installing in the Premises any of Subtenant's personal property, including furnishings, fixtures, and equipment. Sublandlord and Subtenant shall reconcile the Tenant Improvements Cost with the disbursements from the Improvements Allowance from time to time such that Sublandlord funds to Subtenant the full Improvements Allowance, but no more.

        8. Improvements Cost. The improvement cost ("Tenant Improvements Cost") to be paid by Subtenant from the Improvements Allowance shall include, but not be limited to:

               (a) All costs, including all Architect and Space Planner fees, of the Space Plan, Schematic Plan, Construction Drawings and specifications for the Tenant Improvements, including as-built drawings, and engineering costs for mechanical, electrical and plumbing design and for State of California energy utilization calculations under title 24 legislation, including any fees resulting from redesign of any portion of the Tenant Improvements following approval of the Working Drawings;

               (b) All costs of obtaining building permits and other necessary authorizations from the City of Sunnyvale and other governmental agencies;

               (c) All direct and indirect costs of constructing and installing the Tenant Improvements, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site project management, supervisory and administrative staff, office, equipment and temporary services rendered by the Contractor in connection with construction of the Tenant Improvements; and

               (d) Sewer, water, or other utility or municipal connection fees.

        9. Risk of Loss. The risk of loss of the Tenant Improvements before the Commencement Date (as defined in the Sublease) shall be borne by Subtenant. At all times prior to the Commencement Date, Subtenant, at its sole cost and expense, shall maintain or cause its Contractor to maintain contingent liability and broad form "builder's risk" insurance with coverage in an amount equal to the replacement cost of the Tenant Improvements. If the Premises are damaged or destroyed prior to the Commencement Date, and if the Premises, in the reasonable opinion of Sublandlord's Architect, cannot be substantially completed prior to January 1, 2000, Subtenant shall have the right to terminate the Sublease. If the Premises are damaged or destroyed and the Sublease is not terminated pursuant to the terms of the Sublease, then Sublandlord shall promptly and diligently complete construction of the Tenant Improvements in accordance with the Lease and this Work Letter.

        10. Commencement Date Determination. "Substantial Completion" shall mean the state of completion existing when (1) Subtenant's architect or Contractor certifies to Subtenant that the Tenant Improvements have been completed in accordance with the plans and specifications therefor and (2) the Premises may be lawfully occupied by Subtenant and shall be deemed to have occurred notwithstanding a requirement on the part of Subtenant to complete "punch list" or similar corrective work. If Subtenant shall be delayed in Substantial Completion of the Tenant Improvements as a result of:

               a. Sublandlord's's failure to deliver the Premises on the Delivery Date;

               b. Sublandlord's failure to approve Change Orders within the times prescribed;

               c. Sublandlord's failure to timely deliver payments of the Improvements Allowance as provided herein; and

               d. any other delays requested or caused by the acts or omissions of Sublandlord, its agents, employees, or consultants;

(all of the foregoing being referred to herein collectively as "Sublandlord's Delay"), then the Commencement Date shall be the anticipated Commencement Date plus a number of days equal to the total number of days of Sublandlord's Delay.

        11.    Additional Provisions:

               a. All Tenant Improvements work shall be performed in compliance with Landlord's "Policies, Rules and Regulations for Construction Projects" delivered to Subtenant prior to execution of the Sublease. Subtenant shall permit Landlord and Sublandlord to observe and monitor all Tenant Improvements.

               b. Sublandlord shall permit Subtenant and its agents, and Subtenant's Contractor, to enter the Premises prior to the Commencement Date without any obligation to pay Sublandlord Rent, to perform the Tenant Improvements and prepare the Premises for Subtenant's use and occupancy, including testing and installation of Subtenant's equipment. Any such permission shall be conditioned upon
                      Subtenant's:

                             (a) using a contractor from the list of contractors
                      approved by Landlord and Sublandlord and depositing with Landlord and Sublandlord in advance of any work the Contractor's affidavit for the proposed work and as reasonably necessary, from time to time, waivers of liens from the Contractor and all subcontractors and suppliers of material; and

                             (b) furnishing Landlord and Sublandlord with the
                      insurance required of Subtenant and its contractors pursuant to Section 9 of the Sublease, and causing all other parties entering the Project to perform the Tenant Improvements to provide Landlord and Sublandlord with the types, and amounts, of coverages required in Section 9 of the Sublease.

               c. Neither Landlord nor Sublandlord shall be liable in any way for any injury, loss or damage which may occur to any of Subtenant's property or installations in the Premises prior to the Commencement Date. Any entry and occupation permitted under this EXHIBIT C shall be governed by
                      Section 6 and all other terms of the Sublease.



SUBTENANT                                   SUBLANDLORD

Proxim, Inc., a                             Applied Materials, Inc., a
Delaware corporation                        Delaware corporation

By________________________________          By________________________________

Name______________________________          Name______________________________

Title: ___________________________          Title: ___________________________

By________________________________          By________________________________

Name______________________________          Name______________________________

Title: ___________________________          Title: ___________________________

                            SCHEDULE "1" TO EXHIBIT C

                         BUILDING STANDARD IMPROVEMENTS

        Unless otherwise agreed by both Subtenant and Sublandlord, the following materials, or comparable substitute materials, shall be used by Sublandlord in completing the Improvements for the Premises.

Drywall Partitions:           Building-standard interior partitions to consist
                              of 3 5/8" metal studs, with one layer 5/8" gypsum
                              board each side. All partitions to be taped and
                              prepared for light texture paint finish.

Door: Interior door assembly to be paint grade wood-veneer, solid-core doors, 3 feet wide by 7' height.

Door Frame                    Hollow metal knock-down, painted building-
                              standard color.

Door Hardware:                Chrome lever handle latchset, three pair butt
                              hinges.

Entry Door Assembly:          Door assembly to be determined, frame and lockset
                              included.

Ceiling Grid System:          Mechanically suspended, 2' x 4' Armstrong
                              "Prelude" building-standard grid throughout the
                              Premises.

Ceiling Tiles:                Armstrong 2' x 4' mineral-fiber acoustical lay-in
                              "Cortega" tiles.

Light Fixtures:               Recessed, ceiling-mounted, 2' x 4' fluorescent
                              fixture with three lamps and prismatic lens,
                              installed in building- standard acoustic ceiling.

Wall Switches:                Switching to be dual rocker switch to meet Title
                              24 requirements, controlling building standard
                              fixtures.

Wall Duplex Outlet:           Duplex power receptacle mounted at standard height
                              (18" A.F.F. mounted vertically) in drywall
                              partition with normal circuiting from core low
                              voltage panel.

Wall Telephone Data Outlet:   Telephone/data outlet to be dry-wall ring mounted
                              at standard height (18"A.F.F. mounted vertically)
                              in drywall partition with pull string to above
                              ceiling.

Paint: Building-standard paint to consist of one coat of stipple acrylic latex selected from building color samples.

Base: Building-standard base 4" high, resilient rubber selected from building sample colors.

Resilient Tile:               Building-standard resilient tile will be provided
                              in lieu of carpeting where required, selected from
                              building sample colors.

Carpet: Building-standard carpet, 26 ounces per square yard, selected from building sample colors.

Window Treatment:             Building-standard horizontal mini-blinds typical
                              at all exterior windows.

HVAC: Individual, custom-designed, roof mounted package or heat-pump unit with one thermostatic control per zone.

Sprinkler System:             Semi-recessed sprinkler heads in white escutcheon,
                              installed in building-standard ceiling tiles.

                                    EXHIBIT D

                    MORTGAGES CURRENTLY AFFECTING THE PROJECT

                                     [None]

                                    EXHIBIT E

                                 SHELL UPGRADES

                       [to be inserted prior to execution]

                                    EXHIBIT F

                                LETTER OF CREDIT

                       {To Be Inserted Prior to Execution]

                                    EXHIBIT G

           LIST OF HAZARDOUS SUBSTANCES AND QUANTITIES USED BY TENANT


                                      NONE

                                    EXHIBIT H

                                  MASTER LEASE

                                [To be Attached]

                                    EXHIBIT I

                                     CONSENT



Landlord further agrees that, notwithstanding anything to the contrary in the Master Lease:

        (a) Landlord shall deliver to Subtenant at the address set forth in the Sublease notices of any defaults under the Master Lease at the same time such notices are sent to Sublandlord and shall accept Subtenant's performance of any such obligations.

        (b) In the event that the Sublease terminates prior to the expiration of the term thereof for any reason other than as a result of an event of default by Subtenant under the Sublease, the Sublease shall continue in full force and effect, at Subtenant's option, as a direct lease between Landlord and Subtenant upon all of the terms, covenants and conditions of the Sublease.

        (c) Landlord hereby releases Subtenant and its agents, employees, successors, assignees and subtenants from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by "all risk" property insurance, without regard to the negligence or willful misconduct of the entity so released.

        (d) Subtenant shall have the right to use the Premises for the purposes set forth in Section 6 of the Schedule to the Sublease.

        (e) Subtenant shall have the audit rights described in Section 2(D)(4) of the Master Lease.

        (f) Notwithstanding the provisions of Section 5 of the Master Lease, Subtenant's anechoic chamber shall at all times remain Subtenant's property, and Subtenant may remove its anechoic chamber from the Premises at any time.

        (g) Sublandlord hereby consents to Subtenant's (i) construction of the Tenant Improvements described in EXHIBIT C to the Sublease, (ii) construction of an exterior equipment pad and roof antennae/satellite dishes as provided in
Section 5(A) and 6(D) of the Master Lease, (iii) installation of the signage described in EXHIBIT J to the Sublease and (iv) use of the Hazardous Substances described in the Hazardous Materials Inventory Sheets attached as EXHIBIT G to the Sublease.

        (h) Notwithstanding the provisions of Section 8(B) of the Master Lease, Landlord shall have no right to maintain the systems of the Premises unless Subtenant fails to perform such maintenance as required under the Master Lease.

        (i) Subtenant may, without Landlord's prior consent, sublet the Premises or assign the Sublease to an entity described in Section 18(F) of the Sublease. No excess rent shall be payable with respect to an assignment or sublease to an entity as described in Section 18(F) of the Sublease, regardless of its net worth.

        (j) Landlord acknowledges that Subtenant is currently negotiating with Landlord for a direct lease of the Premises commencing upon the termination of the Master Lease as to the Premises (the "Direct Lease"). In the event Subtenant and Landlord enter into the Direct Lease, Landlord agrees to waive the following obligations as to the Master Lease: (a) Subtenant shall not be required, upon the termination of the Sublease, to remove any Work, signage or roof installations from the Premises as described in Sections 5(D), 5(E), 6(B) and 6(D) or to put the Premises into the surrender condition described in Section 15, (b) Subtenant shall not be deemed to be holding over (as described in Section 16) upon the termination of the Sublease and (c) Landlord shall not show the Premises to prospective tenants as permitted under Section 12(H).

                                    EXHIBIT J

                                     SIGNAGE

                                [To Be Attached]